UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO.3

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Technology Applications International Corporation

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

2840

(Primary Standard Industrial Classification Code Number)

0-53698

(Commission File Number)

27-1116025

(IRS Employer Identification No.)

18851 N.E. 29th Avenue, Suite 700, Adventura, Florida, 33180

(Address of registrant’s principal executive offices)

(786) 787-0402

(Registrant’s Telephone Number)

Copies of all communications to:

Law Office of Andrew Coldicutt

1220 Rosecrans Street, PMB 258, San Diego, CA 92106

Info@ColdicuttLaw.com

(619) 228-4970

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  [  ]

1

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer [  ]         Accelerated Filer [  ]

Non-accelerated filer   [  ] Smaller reporting company [x]

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration fee (1)
Common Stock, par value $0.001 per share to be sold by the Selling Shareholders	12,448,000	$1.00	$12,448,000	$1,426.54
Common Stock Issuable upon exercise of Class A Warrants to be sold by Selling Shareholders	1,030,000	$1.00	$1,030,000	$118.04
Units (4)	3,000,000	$1.00	$ 3,000,000	$ 343.80
Common Stock, par value $0.001 per share included in the Units (5)	3,000,000	---	---	---
Warrants to purchase common stock included in the Units (5)	3,000,000	---	---	---
Shares of Common Stock, par value $0.001 per share, issuable upon exercise of the S-1 warrants included in the Units	3,000,000	$1.50	$4,500,000	$515.70
Total	19,478,000		$20,978,000	$2,404.08

(1)  Registration Fee has been paid via Fedwire.

(2)  This is the initial offering and no current trading market exists for the Company’s common stock.  The price paid for the currently issued and outstanding common stock held by the Selling Shareholders was valued at an average of $0.042 per share. The price paid for the currently issued and outstanding common stock held by Company directors was valued at an average of $0.001 per share.

(3)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(4)   Each Unit consists of one share of Common Stock and one Common Stock Purchase Warrant.  Each Common Stock Purchase Warrant (the “S-1 Warrants”) will entitle the holder to purchase an additional share of Common Stock at a price of $1.50 per Share for a period of one (1) year from the date of this offering.

(5)  No Registration Fee required pursuant to Rule 457 under the Securities Act.

There is no current market for the securities. Although the registrant’s common stock has a par value of $0.001, the registrant has valued the common stock in good faith and for the purposes of the registration fee, based on $1.00 per share. In the event of a stock split, stock dividend or similar transaction involving the Company’s common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed.  The Company may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED ●12/24/2012

PART I – INFORMATION REQUIRED IN PROSPECTUS

TECHNOLOGY APPLICATIONS INTERNATIONAL CORPORATION

$20,978,000

3,000,000 Units Offered by the Company;

13,478,000 Shares of Common Stock Offered by the Selling Shareholders

No Minimum

This is the initial offering of Common Stock of Technology Applications International Corporation (the “Company” or “Issuer”) and no public market exists for the securities being offered.  This prospectus relates to the registration for sale by the Company of 3,000,000 Units (the “Units”) at a fixed price of $1.00 per UnitThe Company will receive proceeds of $3,000,000 if all the Units are sold. Each Unit, consists of one share of common stock and one common stock purchase warrant (the “S-1 Warrant”). The S-1 Warrantwill entitle the holder to purchase one additional share of common stock at a price of $1.50 per share for a period of one (1) year from the date of this offering.  In addition the Company is registering for sale of up to 13,478,000 shares of our Common Stock at a fixed price of $1.00 per share , by the selling shareholders (“Selling Shareholders”) until the shares are quoted on the Over the Counter Bulletin Board (“OTCBB”) and thereafter at prevailing market prices or in privately negotiated transactions.  The Selling Shareholders are indentified under the section entitled “Selling Shareholders” in this prospectus. The shares of common stock offered by the Selling Shareholders in this prospectus consist of 13,478,000 shares which includes (i) 12,448,000 shares of our Common Stock that are currently issued and outstanding, and (ii) 1,030,000 shares of our common stock issuable upon the exercise of outstanding warrants (the “Class A Warrants”) to purchase common stock.  The Selling Shareholders will receive up to $13,478,000 if they sell all of their shares and exercise all the Class A Warrants.  The Company will not receive any proceeds from the sales by the selling shareholders, but we will receive funds from the exercise of warrants.

The offering is being conducted on a self-underwritten, best efforts basis, which means our officers and directors will attempt to sell the Units being offered by the Company.  They will not receive any commissions or proceeds for selling the Units on its behalf. There is no minimum number of Units required to be purchased.  The Company has made no arrangements to place subscription funds in an escrow, trust or similar account which means that funds from the sale of the Units will be immediately available to the Company for use in its business plan.  See “Use of Proceeds” and “Plan of Distribution”. The 3,000,000 Units being offered for sale by the Company will be for a period not to exceed 180 days from the date of this prospectus, unless extended by the Board of Directors for an additional 90 days. The offering will end on _____________201_ (date to be added upon effectiveness).

All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the Selling Shareholders will be borne by the selling shareholders.

Technology Applications International Corporation is a development stage, start-up company and currently has limited operations.  The Company qualifies as an “emerging growth company” as defined in the Jumpstart our Business Startups Act (the “JOBS Act”). Any investment in the Units offered herein involves a high degree of risk. One should purchase Units only if one can afford a complete loss of one’s investment. The independent auditors have issued an audit opinion for Technology Applications International Corporation which includes a statement expressing substantial doubt as to the Company’s ability to continue as a going concern.

INVESTING IN THE COMPANY’S COMMON STOCK IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. BEFORE INVESTING, YOU SHOULD CAREFULLY READ THIS PROSPECTUS AND, PARTICULARLY, THE RISK FACTORS SECTION, BEGINNING ON PAGE 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

As of the date of this prospectus, there is no public trading market for the Company’s common stock and no assurance that a trading market for the securities will ever develop.  becomes

The date of this prospectus is December __, 2012

 ITEM 3.  PROSPECTUS SUMMARY

TECHNOLOGY APPLICATIONS INTERNATIONAL CORPORATION

(A Development Stage Company)

One should read the following summary together with the more detailed business information, financial statements and related notes that appear elsewhere in this prospectus. In this prospectus, unless the context otherwise denotes, references to "we," "us," "our," the “Company,” “Technology Applications International Corp.” and “TAIC” refer to Technology Applications International Corporation.

General Information about the Company

We are a development stage company. The primary business of our Company is the distribution, marketing, selling of skin care products, and the sale of environmental management solutions. We have recorded minimal revenue, have had net losses of $561,155 for the nine months ended September 30, 2012 and we expect our losses to continue, and for that reason our audit firm has issued a going concern opinion. After this offering 87.2% of the common stock outstanding will be held by our CEO and CFO Charles J. Scimeca.

Overview: Brief description of what the Company does

On April 12, 2011, the Company filed Amended and Restated Articles of Incorporation of the Company with the Secretary of State of Florida and changed the corporate name from “Raj Ventures, Inc.” to “Technology Applications International Corporation”. The Company is primarily engaged in the distribution, marketing and sale of our skin care products, as well as the sale of environment management solutions. The Company currently has two subsidiaries:

NueEarth, Inc. (“NueEarth”), specializes in environmental management solutions and water purification techniques that use the Company’s mobile electron beam accelerator unit. The electron beam particle accelerator unit purifies contaminated water, by creating high energy electrons that produce free radicals in the waste water leading to decomposition of organic compounds (pollutants). We plan to develop various applications to use the electron beam particle accelerator technology for removal of pollutants from wastewater, drinking water, municipal sludge and fracking liquids.

Renuéll Int’l, Inc. (“Renuéll”), which currently distributes skin care products, manufactured by Regenetech Inc., with whom we have a distribution agreement with, and the Company, will in the future develop our own line of skin care products that help rejuvenate and freshen the appearance of one’s skin.

Our corporate headquarters are located at 18851 N.E. 29th Avenue, Suite 700, Adventura, Florida, 33180. The lease term is month to month. As of the date of this filing, the Company has not sought to move our office. Additional space may be required as the Company expands its operations. Management does not foresee any significant difficulties in obtaining any required additional space. The Company currently does not own any real property.

The Company’s fiscal year end is December 31st.

Our History

We were incorporated as Raj Ventures, Inc., in the State of Florida on October 14, 2009, to effect a merger, exchange of capital stock, asset acquisition or other similar business combination, including being used as a vehicle for a reverse merger acquisition with an operating or development stage business which desired to utilize the Company’s status as a reporting corporation under the Exchange Act.

On April 12, 2010, one hundred percent, three million shares (3,000,000), of the issued and outstanding common stock of the Company was transferred and sold to Raj Ventures Funding, Inc., a company owned and controlled by Charles J. Scimeca, which resulted in a change in control of the Company. Ms. Colleen Foyo, Raj Ventures, Inc. sole officer and director resigned on April 12, 2010, and Mr. Scimeca replaced such person, as the President, Secretary and Treasurer and sole director of the Company and he continues to serve as an Officer and Director of the Company.

On August 26, 2010, the Company, completed the purchase of a semi-trailer mountable mobile electron beam accelerator unit contained therein (collectively, the “e-beam”) from High Voltage Environmental Applications, a Florida corporation (“HVEA”), in exchange for Ten Dollars ($10) and the issuance of one hundred thousand (100,000) shares of common stock of the Company to HVEA, which was payable as purchase price consideration for the transaction.

On April 12, 2011, the Company filed Amended and Restated Articles of Incorporation of the Company with the Secretary of State of Florida and changed the corporate name from “Raj Ventures, Inc.” to “Technology Applications International Corporation”. The Company also increased its authorized capital from 100 million shares of common stock to 350 million shares of common stock, of which 300 million shares are common stock, par value $.001 per share, and 50 million shares are preferred stock, par value $.001 per share (“Preferred Stock”). The Company also adopted Amended and Restated Bylaws of the Company on the same date.

On April 12, 2011, the Company launched its new business NueEarth, Inc., which is a wholly-owned subsidiary of TAIC with the plan to develop, build and sell environmental solutions for the treatment of municipal and industrial wastewater and sludge, as well as cosmetic cross-linking, medical waste disinfecting and many other possible applications. The Company owns and intends to operate the mobile electron beam particle accelerator unit installed in a semi-tractor trailer, which it intends to use for the commencement of operations and making sales presentations to prospective customers throughout the United States, and to other countries. The e-beam works by using an electron beam particle accelerator unit that creates high energy electrons which produce free radicals in the waste water leading to decomposition of organic compounds (pollutants). We plan to develop various applications to use e beam technology for removal of pollutants from wastewater, drinking water, municipal sludge and fracking liquids.

On August 9, 2011, the Company founded its wholly-owned subsidiary Renuéll Int’l, Inc. that distributes markets and sells a line of molecularly enhanced skin cream products, under the brand name Renuéll.  On December, 29, 2011, and amended on January 23, 2012 the Company entered into a distribution agreement with Regenetech Inc. (“Regenetech”) whereby, Renuéll shall act as a distributor for a series of cosmetics created in a rotatable perfused time varying electromagnetic force bioreactor developed and patented by the National Aeronautics and Space Administration (“NASA”) and Regenetech.

On October 20, 2011, the Company issued 101,800,000 shares of its Common Stock, par value $0.001 per share, to Coast To Coast Equity Group, Inc., a related party owned by our CEO, Charles J. Scimeca, in a private placement transaction, which involved the exchange of indebtedness in the amount of One Hundred One Thousand Eight Hundred Dollars ($101,800) owed by the Company to the related party, as purchase price consideration for such shares, or a purchase price of $0.001 per share.

Selling Shareholders

The Company previously sold or issued an aggregate of 12,448,000 shares in private placements and to consultants and service providers, as well as 1,030,000 shares of our common stock issuable upon the exercise of outstanding warrants to purchase common stock (the “Class A Warrants”).

On August 26, 2010, the Company issued, 100,000 shares of its common stock, par value $0.001, in exchange for the purchase of a semi-trailer mountable mobile electron beam accelerator unit contained therein from High Voltage Environmental Applications, a Florida corporation (“HVEA”).

On October 28, 2011, the Company issued 5,727,000 shares of its common stock, par value $0.001, in exchange for the cancellation of debt in the amount of five thousand seven hundred twenty seven ($5,727) dollars owed to D&E Global Management, Inc., a consultant to the Company as payment for services rendered.

On November 8, 2011, the Company issued 5,591,000 shares of its common stock, par value $0.001 in exchange for the cancelling of debt in the amount of five thousand five hundred ninety one ($5,591) dollars owed to International Consulting and Equity Group, Inc., a consultant to the Company as payment for services rendered.

Between November 1, 2011 and December 31, 2011, the company entered into subscription agreements with certain investors whereby it sold an aggregate of 236 private placement units with each unit consisting of 1,000 shares of common stock (236,000 shares) priced at $.50 per share and one Class A Warrant to purchase 1,000 shares of common stock with an exercise price of $1.00 per share for a total of one hundred eighteen thousand ($118,000)

dollars.  The warrants expire on the earlier of (i) 180 days after the common stock commences quotation on the OTC Bulletin Board or (ii) one year after the date of issuance.

Between January 1, 2012 and June 30, 2012, the company entered into subscription agreements with certain investors whereby it sold an aggregate of 794 private placement units with each unit consisting of 1,000 shares of common stock (794,000 shares) priced at $.50 per share and one Class A Warrant to purchase 1,000 shares of common stock with an exercise price of $1.00 per share for a total of three hundred ninety seven thousand ($397,000) dollars.  The warrants expire on the earlier of (i) 180 days after the common stock commences quotation on the OTC Bulletin Board or (ii) one year after the date of issuance.

Shares being Registered by the Company

This is the Company’s initial public offering.  The Company is registering a total of 19,478,000 shares of its Common Stock.  Of the shares being registered, 13,478,000 are being registered for sale by the Selling Shareholders which includes (i) 12,448,000 shares of our Common Stock that are currently issued and outstanding and up to (ii) 1,030,000 shares of our Common Stock issuable upon the exercise of the Class A Warrants.  The Company will not receive any proceeds from the sale of any of the 13,478,000 shares of the common stock being sold by the Selling Shareholders.  The Selling Shareholders may sell, as soon as practicable following the effectiveness of this registration at a fixed price of $1.00 until the shares are quoted on the Over the Counter Bulletin Board (“OTCBB”) and thereafter at prevailing market prices or in privately negotiated transactions.  The Class A Warrants are exercisable at a price of $1.00 per share of common stock for a period of 180 days after the commencement of the Company’s Common Stock publicly trading or one year after the date of issuance.

The Company is offering 3,000,000 Units for sale in a self-underwritten, best-efforts offering.  Each Unit consists of one share of Common Stock and one common stock purchase warrant (“S-1 Warrant”).  The S-1 Warrant will entitle the holder to purchase one additional share of common stock at a price of $1.50 per share for a period of one (1) year from the date of this offering.  The Company will receive up to $7,500,000 in the event that all the common stock included in the 3,000,000 Units are sold in addition to the common stock issuable upon the exercise of the S-1 Warrants, of which there can be no assurance.

The Company will receive up to $8,530,000 in the event that all the 3,000,000 Units are sold and all the underlying S-1 Warrants and Class A Warrants are exercised.   The Company will not receive any proceeds from the sales by the selling shareholders, but we will receive funds from the exercise of the Class A Warrants and S-1 Warrants. The proceeds, if any, will be used for general working capital purposes.  This offering will terminate on the earlier of the sale of all of the shares offered or 180 days after the date of the prospectus, unless extended an additional 90 days by the board of directors.

THE OFFERING

Terms Of The Offering

As of the date of this prospectus, Technology Applications International Corporation has 117,248,000 shares of Common Stock issued and outstanding. The Company is registering an additional 3,000,000 Units of its Common Stock for sale at the price of $1.00 per Unit, each Unit consists of one share of common stock and one common stock purchase warrant (“S-1 Warrant”). There is no arrangement to address the possible effect of the Offering on the price of the stock.

In connection with the Company’s selling efforts in the Offering, Charles J. Scimeca and John Stickler will not register as a broker-dealer pursuant to Section 15 of the Exchange Act, but rather will rely upon the “safe harbor” provisions of SEC Rule 3a4-1, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an Offering of the issuer’s securities. Mr. Scimeca and Mr. Stickler are not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. Mr. Scimeca, and Mr. Stickler will not be compensated in connection with their participation in the Offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in the securities. Mr. Scimeca and Mr. Stickler are not, nor have they been within the past 12 months, a broker or dealer, and they have not, nor have they been within the past 12 months, an associated person of a broker or dealer. At the end of the Offering, Mr. Scimeca and Mr. Stickler will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Mr. Scimeca and Mr. Stickler have not participated in another offering of securities pursuant to the Exchange Act Rule

3a4-1 in the past twelve months. Additionally, they have not and will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on the Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those states only if they have been registered or qualified for sale; an exemption from such registration or if qualification requirement is available and with which Technology Applications International Corporation has complied. In addition, and without limiting the foregoing, the Company will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective.

There is no guarantee the Company will be able to sell the Units being offered in this prospectus. If it is unable to sell enough Units to complete its plan of operations, the business could fail.

Following is a brief summary of this offering.  Please see the “Plan of Distribution” section for a more detailed description of the terms of the offering.

Securities Being Offered by the Company:	3,000,000 Units – Each unit consists of one share of common stock and one common stock purchase warrant (S-1 Warrant), par value $.001, on a best-efforts basis
Securities Being Offered by the Selling Shareholders:	Up to 13,478,000 shares of common stock, par value $.001, on a best-efforts basis. (Including 1,030,000 shares of common stock underlying Class A Warrants)
Offering Price per Share:	The offering price per share is: (i) $1.00 per share for the 3,000,000 Units offered by the company; (ii) $1.00 per share for securities being offered by the Selling Shareholders;
Offering Period:

The Units being sold by the Company are being offered for a period not to exceed 180 days, unless extended by the Board of Directors for an additional 90 days.

The Common Stock underlying the Class A Warrants may be exercised up to the earlier of 180 days after the commencement of public trading in the Company’s stock or one year from the date of issuance of the warrant.

The S-1 Warrants may be exercised up to one year from the date of issuance of the warrant.

Net Proceeds to The Company:

$3,000,000, if all the Units are sold (Total Offering Proceeds). The Company will receive an additional $5,530,000 (assuming the exercise of all the Common Stock underlying the Class A Warrants and S-1Warrants, of which there is no assurance.)

Use of Proceeds:

The Company intends to use the proceeds for day to day business operations. We anticipate that any net proceeds we receive in connection with the exercise of the Class A Warrants and S-1 Warrants will be used for continued development of our products and for general corporate purposes and working capital.

Number of Shares Outstanding Before the Offering	117,248,000
Number of Shares Outstanding After the Offering:	Up to 124,278,000, if all the Units are sold and all the Class A Warrants and S-1Warrants are exercised.
Registration Costs:	Management estimates the total offering registration costs to be $71,000.

The Company’s officers, directors and control persons do not intend to purchase any shares in this offering.

Jumpstart Our Business Startups Act:

The Company is a development stage, company and qualifies as an “emerging growth company” as defined in the Jumpstart our Business Startups Act (the “JOBS Act”).  For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●

comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We will remain an emerging growth company for up to five full fiscal years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an emerging growth company as of the following December 31, or if our annual revenues exceed $1 billion, we would cease to be an emerging growth company the following fiscal year, or if we issue more than $1 billion in non-convertible debt in a three-year period, we would cease to be an emerging growth company immediately.

We will elect to take advantage of the extended transition period for complying with new or revised accounting standards under section 102(b)(1).  This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

SUMMARY FINANCIAL DATA

The summarized financial data presented below is derived from, and should be read in conjunction with, our audited financial statements and related notes from October 14, 2009 (date of inception) to December 31, 2011, included on Page F-1 in this prospectus and the reviewed financial statements for the period ended September 30, 2012.

Financial Summary	September 30, 2012 ($)	December 31, 2011 ($)
Cash and Deposits	113,326	174,363
Total Assets	325,560	198,551
Total Liabilities	379,731	228,367
Total Stockholder’s Deficit	(54,171)	(29,816)

Statement of Operations	Accumulated From October 14, 2009 (Inception) to September 30, 2012 ($)
Revenues	4,787
Cost of Revenues	1,773
Total Expenses	819,453
Net Loss for the Period	816,439

We have just commenced our operations and are currently have minimal revenue. Our accumulated deficit at December 31, 2011, was $(255,284). We anticipate that we will continue to incur net losses from our operations for the foreseeable future.

RISK FACTORS

AN INVESTMENT IN THESE SECURITIES INVOLVES AN EXCEPTIONALLY HIGH DEGREE OF RISK AND IS EXTREMELY SPECULATIVE IN NATURE. THE FOLLOWING ARE WHAT THE COMPANY BELIEVES ARE ALL OF THE MATERIAL RISKS INVOLVED IF ONE DECIDES TO PURCHASE SHARES IN THIS OFFERING.

Risks Associated With The Company:

Because the Company auditors have issued a going concern opinion, there is a substantial uncertainty that it will continue operations in which case one could lose one’s investment.

The auditors have issued a going concern opinion because of the Company’s recurring losses, negative working capital, stockholder’s deficit and the absence of revenue-generating operations.  This means that there is substantial doubt that it can continue as an ongoing business for the next twelve months. As such it may have to cease operations and you could lose your entire investment.

Mr. Scimeca and Mr. Stickler the Company’s two officers who also serve as the Company’s directors, currently devote approximately 30-40 hours per week to Company matters.  Neither of the two Company’s officers have much public company experience, and they are also involved in other business activities.  The Company’s needs could exceed the amount of time or level of experience they may have.  This could result in their inability to properly manage Company affairs, resulting in it remaining a start-up company with no revenues or profits.

Currently, Mr. Scimeca and Mr. Stickler serve as the only officers and directors of the Company.  The Company business plan does not provide for the hiring of any additional employees other than outlined in its Plan of Operations until sales will support the expense. Until that time the responsibility of developing the Company’s business, the offering and selling of the shares through this prospectus and fulfilling the reporting requirements of a public company all fall upon the Company’s two officers who also serve as the Company’s directors.  While their business experience includes some management and marketing, though Charles J. Scimeca has had experience as a consultant to private companies going public, they do not have experience in a public company setting, including serving as a principal accounting officer or principal financial officer to a public company.  There is no formulated plan to resolve any possible conflict of interest with their other business activities.  In the event they are unable to fulfill any aspect of their duties to the Company, the Company may experience a shortfall or complete lack of sales resulting in little or no profits and eventual closure of its business.

Since we are a development stage company, that has generated minimal revenues and lacks an operating history, an investment in the shares offered herein is highly risky and could result in a complete loss of your investment if the Company is unsuccessful in its business plans.

This Company was incorporated in October 2009; it has just commenced its business operations; and it has generated minimal revenue.  There is minimal operating history upon which an evaluation of its future prospects can be made.  Based upon current plans, the Company expects to incur operating losses in future periods as it incurs significant expenses associated with the initial startup of its business.  Further, there is no guarantee that it will be successful in realizing revenues or in achieving or sustaining positive cash flow at any time in the future.  Any such failure could result in the possible closure of its business or force the company to seek additional capital through loans or additional sales of its equity securities to continue business operations, which would dilute the value of any shares you purchase in this offering.

The Company does not yet have any substantial assets and is totally dependent upon the proceeds of this offering to fund the business.  If it does not sell the Units in this offering, the Company will have to seek alternative financing or raise additional capital to complete its business plans or abandon them.

The only cash currently available is the cash paid by the founders for the acquisition of their shares and the funds from the Regulation D private placement funds and Promissory Notes.  In the event the Company does not sell all of the Units being offered by the Company, there can be no assurance that it would be able to raise the additional funding needed to implement its business plans. If it sells only a portion of the Units, the implementation of its business plan will be significantly delayed until it obtains other sources of funding. There are no plans in place to raise additional funds.

The Company cannot predict when or if it will produce revenues which could result in a total loss of your investment if it is unsuccessful in its business plans.

The Company has generated only minimal revenues from operations.  In order for it to continue with its plans and keep the business operating, it must raise capital to do so through this offering.  The timing of the completion of the milestones needed to commence operations and generate revenues is contingent on the success of this offering. There can be no assurance that it will generate more than minimal revenues or that those revenues will be sufficient to maintain its business.  As a result, one could lose all of one’s investment if one decides to purchase shares in this offering and it is not successful in its proposed business plans.

Commencement and development of operations will depend on the acceptance of its proposed business.  If the Company products are not deemed desirable and suitable for purchase and it cannot establish a customer base, it may not be able to generate any revenues, which would result in a failure of the business and a loss of any investment one makes in the shares.

The acceptance of the Company’s enhanced skin care products and the e-beam water purifier is critically important to its success. The Company cannot be certain that the products that it will be offering will be appealing and as a result there may not be any demand for these products and its sales could be limited and it may never realize any revenues. In addition, there are no assurances that if it alters or changes the products it offers in the future that the demand for these new products will develop and this could adversely affect the Company’s business and any possible revenues.

If demand for the products and services that the Company plans to offer slows, then its business would be materially affected.

Demand for products which it intends to sell depends on many factors, including:

•	the economy, and in periods of rapidly declining economic conditions, customers may defer luxury purchases or may choose alternate products.

•	the competitive environment in the skin care and water purification sectors may force it to reduce prices below its desired pricing level or increase promotional spending;

•	our ability to anticipate changes in consumer preferences and to meet customers’ needs for skin care products in a timely cost-effective manner;

•	our ability to maintain efficient, timely and cost-effective production and delivery of the products and services; and,
•	our ability to identify and respond successfully to emerging trends in the skin care, hair care, personal care, and water purification industries.

For the long term, demand for the products and services that it plans to offer may be affected by:

•	the ability to establish, maintain and eventually grow market share in a competitive environment;

•

our ability to deliver of our products and services globally, geopolitical changes, changes in government regulations, currency fluctuations, natural disasters, pandemics and other factors beyond the Company’s control may increase the cost of items it purchases, create communication issues or render product delivery difficult which could have a material adverse effect on its sales and profitability; and,

•	restrictions on access to North American markets and supplies.

All of these factors could result in immediate and longer term declines in the demand for the products and services that it plans to offer, which could adversely affect its sales, cash flows and overall financial condition.

The loss of the services of our two current officers and directors could severely impact the Company business operations and future development, which could result in a loss of revenues and one’s ability to ever sell any Units one purchases in this offering.

The Company’s performance is substantially dependent upon the professional expertise of its two current officers and directors.  The Company is dependent on their abilities to develop its business. If they were unable to perform their duties, this could have an adverse effect on Company business operations, financial condition and operating results if it is unable to replace them with other individuals qualified to develop and market its business. The loss of their services could result in a loss of revenues, which could result in a reduction of the value of any Units you purchase in this offering.

The Skin Care and Water Purification industries are highly competitive.

The Company, through its two wholly-owned subsidiaries, expects to compete against a number of large well-established skin care and water purification companies with greater name recognition, a more comprehensive offering of products, and with substantially larger resources than the Company’s; including financial and marketing. In addition to these well-established competitors there are some smaller companies that have developed and are marketing similar products. There can be no assurance that it can compete successfully in the North American or Global markets.  If it cannot successfully compete in these highly competitive markets, it may never be able to generate revenues or become profitable. As a result, you may never be able to liquidate or sell any Units you purchase in this offering.

The Company may not be able to successfully implement its business strategy, which could adversely affect its business, financial condition, results of operations and cash flows.

Successful implementation of its business strategy depends on factors specific to skin care products and the water purification market and numerous other factors that may be beyond its control.  Adverse changes in the following factors could undermine the business strategy and have a material adverse effect on its business, its financial condition, and results of operations and cash flow.

We may be unable to protect the Company’s intellectual property rights and may be subject to intellectual property litigation and infringement claims by third-parties.

We intend to protect the Company’s unpatented trade secrets and know-how through confidentiality or license agreements with third-parties, employees and consultants, and by controlling access to and distribution of our proprietary information. However, this method may not afford complete protection particularly in foreign countries where the laws may not protect the proprietary rights as fully as in the United States and unauthorized parties may copy or otherwise obtain and use the Company’s products, processes or technology and there can be no assurance that others will not independently develop similar know-how and trade secrets. If third-parties take actions that affect the Company’s rights or the value of its intellectual property, similar proprietary rights or reputation or it is unable to protect its intellectual property from infringement or misappropriation, other companies may be able to use its proprietary know-how to offer competitive products at lower prices and the Company may not be able to effectively compete against these companies.

The Company also faces the risk of claims that it has infringed third-parties’ intellectual property rights. Any claims of intellectual property infringement, even those without merit, could expose the Company to the following risks, among others, it may be required to:

• Defend against infringement claims which are expensive and time consuming;

• Cease making, licensing or using products that incorporate the challenged intellectual property;

• Re-design, re-engineer or re-brand the products or packaging; or,

• Enter into royalty or licensing agreements in order to obtain the right to use a third-party’s intellectual property.

The Company relies on limited intellectual property protection as an important element of competition.

The Company currently has trademark registrations for most of its products. It also relies on common law trademark rights to protect its unregistered trademarks as well as its trade dress rights. Common law trademark rights generally are limited to the geographic area in which the trademark is actually used, while a United States federal registration of a trademark enables the registrant to stop the unauthorized use of the trademark by any third-party anywhere in the United States. The Company intends to register its trademarks in certain jurisdictions where its products are sold.

Currently, the Company has no patents on its products. To the extent it does not have patents on its products; another company may replicate one or more of the products. Although the Company seeks to ensure that it does not infringe the intellectual property rights of others, there can be no assurance that third-parties will not assert intellectual property infringement claims against the Company.

Like other retailers, distributors and manufacturers of skin care and personal care products, the Company faces an inherent risk of exposure to product liability claims in the event that the use of the products that it sells results in injury.

While management believes the Company is currently materially compliant with regulations covering its products, it may be subjected to various product liability claims, including claims that the products it sells contain contaminants, are improperly labeled or include inadequate instructions as to use or inadequate warnings concerning side effects and interactions with other substances. In addition, it may be forced to defend lawsuits. While to date the Company has never been subject to any product liability claim, it cannot predict whether product liability claims will be brought against it in the future or the effect of any resulting adverse publicity on the business. Moreover, the Company may not have adequate resources in the event of a successful claim against it. If its insurance protection is inadequate and third-party vendors do not indemnify the Company, the successful assertion of product liability claims against it could result in potentially significant monetary damages. In addition, interactions of the products with other similar products, prescription medicines and over-the-counter drugs have not been fully explored.

The Company may also be exposed to claims relating to product advertising or product quality. People may purchase its products expecting certain physical results, unique to skin care and personal care products. If they do not perceive expected results to occur, certain individuals or groups of individuals may seek monetary retribution.

If our products become contaminated, our business could be seriously harmed.

We have adopted various quality, environmental, health and safety standards. However, our products may still not meet these standards or could otherwise become contaminated. A failure to meet these standards or contamination could occur in our operations or those of our bottlers, manufacturers, distributors or suppliers. Such a failure or contamination could result in expensive production interruptions, recalls and liability claims. Moreover, negative publicity could be generated even from false, unfounded or nominal liability claims or limited recalls. Any of these failures or occurrences could negatively affect our business and financial performance.

The Company’s business may be adversely affected by unfavorable publicity within the skin care or water purification markets.

Management believes that the skin care and water purification markets are significantly affected by national media attention. As with any retail provider, future scientific research or publicity may not be favorable to the industry or to any particular product, and may not be consistent with earlier favorable research or publicity. Because of the Company’s dependence on consumers’ perceptions, adverse publicity associated with illness or other adverse effects resulting from the use of its products or any similar products distributed by other companies and future reports of research that are perceived as less favorable or that question earlier research, could have a material adverse effect on the Company’s business, financial condition and results of operations. The Company is highly dependent upon consumers’ perceptions of the safety and quality of the products as well as similar products distributed by other companies. Thus, the mere publication of reports asserting that skin care or personal care products may be harmful or questioning their efficacy could have a material adverse effect on the Company’s business, financial condition and results of operations, regardless of whether such reports are scientifically supported or whether the claimed harmful effects would be present at the dosages recommended for such products.

As the Company intends to be conducting international business transactions, it will be exposed to local business risks in different countries, which could have a material adverse effect on its financial condition or results of operations.

The Company intends to promote and sell its products internationally by virtue of the global access to its skin care products line and it expects to have customers located in several countries. The Company’s international operations will be subject to risks inherent in doing business in foreign countries, including, but not necessarily limited to:

• new and different legal and regulatory requirements in local jurisdictions;

• potentially adverse tax consequences, including imposition or increase of taxes on transactions or withholding and other taxes on remittances and other payments by subsidiaries;

• risk of nationalization of private enterprises by foreign governments;

• legal restrictions on doing business in or with certain nations, certain parties and/or certain products; and,

• local economic, political and social conditions, including the possibility of hyperinflationary conditions and political instability.

The Company may not be successful in developing and implementing policies and strategies to address the foregoing factors in a timely and effective manner in the locations where it will do business. Consequently, the occurrence of one or more of the foregoing factors could have a material adverse effect on its base operations and upon its financial condition and results of operations.

Since our products will be available over the Internet in foreign countries and the Company will have customers residing in foreign countries, foreign jurisdictions may require it to qualify to do business in their country. It will be required to comply with certain laws and regulations of each country in which it conducts business, including laws and regulations currently in place or which may be enacted related to Internet services available to the residents of each country from online sites located elsewhere.

The Company operations in developing markets could expose it to political, economic and regulatory risks that are greater than those it may face in established markets. Further, its international operations may require it to comply with additional United States and international regulations.

For example, it may be required to comply with the Foreign Corrupt Practices Act, or "FCPA," which prohibits companies or their agents and employees from providing anything of value to a foreign official or agent thereof for the purposes of influencing any act or decision of these individuals in their official capacity to help obtain or retain business, direct business to any person or corporate entity or obtain any unfair advantage. The Company may operate in some nations that have experienced significant levels of governmental corruption. Its employees, agents and contractors, including companies to which it outsources business operations, may take actions in violation of its policies and legal requirements. Such violations, even if prohibited by its policies and procedures, could have an adverse effect on its business and reputation. Any failure by the Company to ensure that its employees and agents comply with the FCPA and applicable laws and regulations in foreign jurisdictions could result in substantial civil and criminal penalties or restrictions on its ability to conduct business in certain foreign jurisdictions, and its results of operations and financial condition could be materially and adversely affected.

In addition, the Company’s ability to attract and retain customers may be adversely affected if the reputations of the other enhanced skin care products or water purification systems rely on faulty science. The perception of untrustworthiness within the skin care industry or of water purification could materially adversely affect its ability to attract and retain customers.

We rely on Regenetech, a single third-party to produce our skin care products, and depend on it for the supply and quality of our skin care products.

We purchase our skin care products from a single manufacturer, Regenetech, Inc., and are therefore, subject to the risk that our third-party supplier may not provide our customers with the quality and performance that they expect from our products. Our manufacturer may not view fulfilling our orders as a priority in the event it is constrained in its ability to fulfill all of its customer obligations in a timely manner. In addition, if we need to increase our manufacturing capacity beyond what our current manufacturer is able to provide, we may not be able to meet customer demand on a timely basis or find an additional manufacturer. If we are required, or we desire, to replace our manufacturer or add an additional manufacturer, we may need to expend a considerable amount of resources, time and money to locate another manufacturer, and as a result, we may experience a delay in our ability to meet customer demand during the transition process. There is no guarantee that we would be able to find a suitable replacement for our current manufacturer Regenetech, Inc. We place manufacturing orders on a purchase order basis under the terms of a distribution agreement with our manufacturer. Our distribution agreement with Regenetech Inc., is limited to an initial term of two years, with an automatic renewal feature for additional three, one-year periods. If we are unable to fulfill customer demand, we may lose revenue opportunities and our reputation could suffer. In addition, we must also predict the number of products that we will require. If we underestimate our requirements, our manufacturer may have inadequate materials and components required to produce our products. This could result in an interruption of the manufacturing of our products, delays in shipments and deferral or loss of revenue. Quality or performance failures of our products or changes in our manufacturer’s financial or business condition could disrupt our ability to supply quality products to our customers and thereby have a material and adverse effect on our operating results, financial condition and cash flows.

If the Company fails to promote and maintain its brand in the market, the businesses, operating results, financial condition, and ability to attract customers will be materially adversely affected.

The Company’s success depends on its ability to create and maintain brand awareness of its product and service offerings. This may require a significant amount of capital to allow it to market the products and establish brand recognition and customer loyalty. Many of its competitors in this market are larger than the Company and have substantially greater financial resources. Additionally, many of the companies offering similar products have already established their brand identity within the marketplace. The Company can offer no assurances that it will be successful in establishing awareness of its brand allowing it to compete in this market. The importance of brand recognition will continue to increase because low barriers of entry to the industries in which the Company operates may result in an increased number of direct competitors. To promote its brands, the Company may be required to continue to increase its financial commitment to creating and maintaining brand awareness. It may not generate a corresponding increase in revenue to justify these costs.

The Company’s Renuéll skin cream products may require FDA approved testing to establish benefit claims and their efficacy.

While the majority of the active ingredients in the Renuéll skin cream products have undergone independent third-party testing to establish benefit claims and efficacy, certain ingredients contained in the products and its future products may require FDA approved testing to establish the benefit claims or their safety and efficacy. Such testing can require a significant amount of resources and there is no assurance that such testing will be favorable to the claims the Company makes for the products, or that the cumulative authority established by such testing will be sufficient to support the claims. Moreover, both the findings and methodology of all FDA approved testing are subject to challenge by scientific bodies. If the findings of FDA approved testing are challenged or found to be insufficient to support the claims, additional testing may be required, or products may require re-formation, in order for the Company to continue to market current products or before future products can be marketed. Furthermore, there are limited studies, if any, on the product ingredients combined in the product formulations. Accordingly, there can be no assurance that the products, even when used as directed, will have the effects intended. In the event the Company is unable to substantiate benefit claims or efficacy, or in the event that historical testing is refuted, market acceptance for the products may decrease or not develop, which would have a detrimental effect on the Company’s business.

As an “emerging growth company” under the jumpstart our business startups act (the “JOBS Act”), the Company is permitted to rely on exemptions from certain disclosure requirements.

TAIC qualifies as an “emerging growth company” under the JOBS Act. As a result, it is permitted to, and intends to, rely on exemptions from certain disclosure requirements. For so long as the Company is an emerging growth company, it will not be required to:

•	have an auditor report on its internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
•

comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and
•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company will remain an emerging growth company for up to five full fiscal years, although if the market value of its common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, it would cease to be an emerging growth company as of the following December 31, or if its annual revenues exceed $1 billion, it would cease to be an emerging growth company the following fiscal year, or if it issues more than $1 billion in non-convertible debt in a three-year period, the Company would cease to be an emerging growth company immediately.

The Company will elect to take advantage of the extended transition period for complying with new or revised accounting standards under section 102(b)(1).

This election allows the Company to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election the financial statements may not be comparable to companies that comply with public company effective dates.

Risks Associated With This Offering:

The Offering Price of the Company Units is arbitrary.

The offering price of the company Units has been determined arbitrarily by the Company and bears no relationship to the Company's assets, book value, potential earnings or any other recognized criteria of value.

The trading in the Company shares will be regulated by Securities and Exchange Commission Rule 15g-9 which established the definition of a “penny stock.”   The effective result is that fewer purchasers are qualified by their brokers to purchase its shares, and therefore a less liquid market for the investors to sell their shares.

The Company shares are defined as a penny stock under the Securities and Exchange Act of 1934, and rules of the Commission.  The Exchange Act and such penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell the securities to persons other than certain accredited investors who are, generally, institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with spouse), or in transactions not recommended by the broker-dealer.  For transactions covered by the penny stock rules, a broker-dealer must make a suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale.  In addition, the broker-dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and deliver certain disclosures required by the Commission.  Consequently, the penny stock rules may make it difficult or impossible for you to resell any shares you may purchase.

The Company is selling Units without an underwriter and may be unable to sell any Units.  Unless it is successful in selling a number of the Units, it may have to seek alternative financing to implement its business plans and you may suffer a dilution to, or lose, your entire investment.

This offering is self-underwritten, that is, it is not going to engage the services of an underwriter to sell the Units being offered by the Company; it is intended to sell them through its officers and directors, who will receive no commissions.  They will offer the Units to friends, relatives, acquaintances and business associates. However, there is no guarantee that they will be able to sell any of the Units.

Due to the lack of a trading market for the Company’s securities, you may have difficulty selling any Units you purchase in this offering.

There is presently no demand for the Company’s common stock and no public market exists for the Units being offered in this prospectus.  Management plans to contact a market maker immediately following the effectiveness of this Registration Statement to file an application to have the Company’s shares quoted on the OTC Electronic Bulletin Board (OTCBB).  The OTCBB is a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter (OTC) securities.  The OTCBB is not an issuer listing service, market or exchange. Although the OTCBB does not have any listing requirements per se, to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC or applicable regulatory authority.  Market Makers are not permitted to begin quotation of a security whose issuer does not meet this filing requirement. Securities already quoted on the OTCBB that become delinquent in their required filings will be removed following a 30 or 60 day grace period if they do not make their required filing during that time. The Company cannot guarantee that the application will be accepted or approved or that its stock will be quoted for sale.  As of the date of this filing, there have been no discussions or understandings between Technology Applications International Corporation or anyone acting on its behalf with any market maker regarding participation in a future trading market for its securities.  If no market is ever developed for the Company’s common stock, it will be difficult for you to sell any shares you purchase in this offering.  In such case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares without considerable delay, if at all.  In addition, if the Company fails to have its common stock quoted on a public trading market, your common stock will not have a quantifiable value and it may be difficult, if not impossible, to ever resell your shares, resulting in an inability to realize any value from your investment.

You will incur immediate and substantial dilution of the price you pay for your shares.

The Company’s existing shareholders acquired their shares at an average cost of $0.005 per share, a cost per share substantially less than that which you will pay for the shares you purchase in this offering (the price paid for the currently issued and outstanding common stock held by the Selling Shareholders was valued at an average of $0.042 per share, the price paid for the currently issued and outstanding common stock held by Company directors was valued at an average of $0.001 per share).  Accordingly, any investment you make in these shares will result in the immediate and substantial dilution of the net tangible book value of those shares from the $1.00 you pay for them.  Upon completion of the offering, the net tangible book value of your shares will be $0.025 per share, $0.975 less than what you paid for them.

There is no guarantee that all of the funds raised by the sale of Units being offered by the Company will be used as outlined in this prospectus.

The Company has committed to use the proceeds to the Company that are raised in this offering for the uses set forth in the “Use of Proceeds” section.  However, certain factors beyond its control, such as increases in certain costs, could result in the Company being forced to reduce the proceeds allocated for other uses in order to accommodate these unforeseen changes.  The failure of the Company management to use these funds effectively could result in unfavorable returns.  This could have a significant adverse effect on its financial condition and could cause the price of its common stock to decline.

The Company’s officers and directors will continue to exercise significant control over operations, which means as a minority shareholder, you would have no control over certain matters requiring shareholder approval that could affect your ability to ever resell any shares you purchase in this offering.

After the completion of this offering, if the Company is able to sell all of the shares being offered, Mr. Scimeca, one of our two officers and directors will own 87.2% of the Company’s outstanding common stock. He will have a significant influence in determining the outcome of all corporate transactions, including the election of directors, approval of significant corporate transactions, changes in control of the Company or other matters that could affect your ability to ever resell your shares. His interests may differ from the interests of the other shareholders and thus result in corporate decisions that are disadvantageous to other shareholders.

The Company has a lack of dividend payments.

The Company has paid no dividends in the past and has no plans to pay any dividends in the foreseeable future.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains projections and statements relating to the Company that constitute “forward-looking statements.”  These forward-looking statements may be identified by the use of predictive, future-tense or forward-looking terminology, such as “intends,” “believes,” “anticipates,” “expects,” “estimates,” “may,” “will,” “might,” “outlook,” “could,” “would,” “pursue,” “target,” “project,” “plan,” “seek,” “should,” “assume,” or similar terms or the negatives thereof.  Such statements speak only as of the date of such statement, and the Company undertakes no ongoing obligation to update such statements.  These statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company, and its respective directors, officers or advisors with respect to, among other things:

•  trends affecting the Company’s financial condition, results of operations or future prospects

•  the Company’s business and growth strategies

•  the Company’s financing plans and forecasts

•  the factors that management expects to contribute to its success and the Company’s ability to be successful in the future

•  the Company’s business model and strategy for realizing positive results when sales begin

•  competition, including the Company’s ability to respond to such competition and its expectations regarding continued competition in the  market in which the Company competes;

•  expenses

•  the Company’s expectations with respect to continued disruptions in the global capital markets and reduced levels of consumer spending and the impact of these trends on its financial results

•  the Company’s ability to meet its projected operating expenditures and the costs associated with development of new projects

•  the Company’s ability to pay dividends or to pay any specific rate of dividends, if declared

•  the impact of new accounting pronouncements on its financial statements

•  that the Company’s cash flows from operating activities will be sufficient to meet its projected operating expenditures for the next twelve months

•  the Company’s market risk exposure and efforts to minimize risk

•  development opportunities and its ability to successfully take advantage of such opportunities

•  regulations, including anticipated taxes, tax credits or tax refunds expected

•  the outcome of various tax audits and assessments, including appeals thereof, timing of resolution of such audits, the Company’s estimates as to the amount of taxes that will ultimately be owed and the impact of these audits on the Company’s financial statements

•  the Company’s overall outlook including all statements under Management’s Discussion and Analysis or Plan of Operation

•  that estimates and assumptions made in the preparation of financial statements in conformity with US GAAP may differ from actual results, and

•  expectations, plans, beliefs, hopes or intentions regarding the future.

Potential investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that, should conditions change or should any one or more of the risks or uncertainties materialize or should any of the underlying assumptions of the Company prove incorrect, actual results may differ materially from those projected in the forward-looking statements as a result of various factors, some of which are unknown.  The factors that could adversely affect the actual results and performance of the Company include, without limitation:

•  the Company’s inability to raise additional funds to support operations if required

•  the Company’s inability to effectively manage its growth

•  the Company’s inability to achieve greater and broader market acceptance in existing and new market segments

•  the Company’s inability to successfully compete against existing and future competitors

•  the effects of intense competition that exists in the industry

•  the economic downturn and its effect on consumer spending

•  the risk that negative industry or economic trends, reduced estimates of future cash flows, disruptions to the Company’s business or lack of growth in the business, may result in significant write-downs or impairments in future periods

•  the effects of events adversely impacting the economy or the effects of the current economic recession, war, terrorist or similar activity or disasters

•  financial community perceptions of the Company and the effect of economic, credit and capital market conditions on the economy and,

•  other factors described elsewhere in this Prospectus, or other reasons.

Potential investors are urged to carefully consider such factors.  All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements and the “Risk Factors” described herein.

ITEM 4. USE OF PROCEEDS

This Offering is being made without the involvement of underwriters or broker-dealers. This means the Company will receive $3,000,000 if all of the Units of Common Stock offered hereunder are purchased. However, the Company cannot guarantee that it will sell any or all of the Units being offered by the Company. The “Use of Proceeds” Chart below estimates the use of proceeds, given the varying levels of success of the Offering.

Shares Offered (% Sold)	3,000,000 Units Sold (100%)	2,250,000 Units Sold (75%)	1,500,000 Units Sold (50%)	300,000 Units Sold (10%)
Gross Offering Proceeds	$3,000,000	$2,250,000	$1,500,000	$300,000
Approximate Offering Expenses (1)
SEC Filings	$2,400	$2,400	$2,400	$2,400
Transfer Agent	$1,000	$1,000	$1,000	$1,000
Misc. Expenses	$3,000	$3,000	$3,000	$3,000
Legal and Accounting	$65,000	$65,000	$65,000	$65,000
Total Offering Expenses	$71,000	$71,000	$71,000	$71,000
Total Net Offering Proceeds	$2,929,000	$2,179,000	$1,429,000	$229,000
Principal Uses of Net Proceeds (2)
Employee/Officers & Directors / Independent Contractor Compensation	$170,000	$132,500	$110,000	$100,000
Marketing	$500,000	$400,000	$100,000	$20,000
Corporate Office Lease	$48,000	$48,000	$48,000	$30,000
Office Supplies	$16,000	$16,000	$16,000	$1,300
Insurance (Directors, Officers, Product, Auto, General Liability)	$30,000	$30,000	$30,000	$4,000
Travel	$10,000	$10,000	$10,000	$10,000
Media Commercials	$400,000	$200,000	$150,000	$49,000
Vehicle (leasing, Fuel, Repairs)	$14,400	$14,400	$14,400	$14,400
Corporate Debt Repayment to Joe-Val, Inc. and Coast to Coast Equity Group, Inc.(3)	$225,000	$225,000	$225,000	$-0-
Bank Charges	$300	$300	$300	$300
Employee Benefits	$19,200	$19,200	$19,200	$-0-
Research and Development (Renuéll FDA Approved Laboratory)	$350,000	$350,000	$100,000	$-0-
Research and Development (NueEarth – E-Beam)	$150,000	$150,000	$95,000	$-0-
E-Beam Trailer Re-Fitting	$50,000	$50,000	$50,000	$-0-
Inventory (Renuéll Cosmetic Cream)	$945,500	$532,600	$461,100	$-0-
Total Principal Uses of Net Proceeds	$2,928,400	$2,178,000	$1,429,000	$229,000
Amount Unallocated	$600	$1,000	$0	$0

(1)  Offering expenses have been rounded to $71,000 and have heretofore been partially paid from the  proceeds from the Company’s Private Placement Offering.

(2)  Any line item amounts not expended completely shall be held in reserve as working capital and subject to reallocation to other line item expenditures as required for ongoing operations.

(3)  Coast to Coast Equity Group, Inc.’s Chief Executive Officer is our CEO, Charles J. Scimeca.

If 100% of the offered Units are sold the Company will receive the maximum proceeds of $2,704,000 after repaying the Company and the angel investors, Joe-Val, Inc., and Coast To Coast Equity Group, Inc., for funds advanced to pay the offering expenses. The Company plans to allocate the net proceeds from this Offering as follows: $170,000 towards the salaries of the officers and directors, $48,000 for the corporate lease payments and $50,000 to re-fitting the e-beam trailer, as well as the purchasing of supplies. Additionally, management believes that it is essential to market and brand the Company’s name if they are going to be successful at attracting new and larger clients. As such, $500,000 will be allocated to hire a public relations firm for six months, as well as $400,000 towards media commercials that will be shown on television and the internet. The Company plans to earmark $350,000 on the research and development of a Renuéll FDA approved laboratory where it can manufacture and improve the products, and $150,000 on the further research and development of NueEarth’s e-beam particle accelerator. Furthermore, the Company plans on acquiring $945,500 worth of Renuéll Cosmetic Cream from its supplier Regenetech, for its inventory.  We will allocate $30,000 for insurance for the directors, officers, products, and general liabilities.

If 75% of the offered Units are sold the Company will receive $1,883,000, after repaying offering expenses. The Company plans to repay the angel investors, Joe-Val, Inc., and Coast To Coast Equity Group, Inc., for funds advanced to pay the offering expenses.  In this case, the Company plans to cut the staffing budget to $132,500, and will plan on hiring one full-time product specialist and one assistant that will take over the answering of all phones and scheduling. In this instance, the Company’s president may work more on providing services and growing the company because the assistant will be able to relieve much of the bookkeeping load. The Company plans to allocate the remaining proceeds as follows: $16,000 to purchase office supplies, $50,000 to re-fit the e-beam trailer, $400,000 to hire a public relations firm for five months and $200,000 for media commercials that will be shown on the television and internet. The Company plans to earmark $350,000 on the research and development of a Renuéll FDA approved laboratory where it can manufacture and improve the products and $150,000 on the further research and development of NueEarth’s e-beam particle accelerator. Furthermore, the Company plans on acquiring $532,600 worth of Renuéll Cosmetic Cream from its supplier Regenetech, for its inventory.  We will allocate $30,000 for insurance for the directors, officers, products, and general liabilities.

If 50% of the offered Units are sold the Company would receive $1,429,000, after repaying offering expenses. The Company would still repay the angel investors, Joe-Val, Inc., and Coast To Coast Equity Group, Inc., for the funds that they advanced to pay offering expenses. The Company would further cut the staffing budget for the officers and directors to $110,000. The Company would not be able to hire an assistant to bear some of the ad ministerial duties and office workload, which will result in the president allocating more time to those activities.  The Company still plans on spending $16,000 to purchase office supplies; however, it would significantly cut the marketing budget to $100,000 and the media commercials for the television and internet allotment to $150,000. The Company plans to cut the earmark on the research and development of a Renuéll FDA approved laboratory where it can manufacture and improve the products to $100,000, and reduce the further research and development of NueEarth’s e-beam particle accelerator budget to $95,000. Furthermore, it would plan on acquiring only $461,100 worth of Renuéll Cosmetic Cream from its supplier Regenetech, for our inventory.  We will still allocate $30,000 for insurance for the directors, officers, products, and general liabilities.

If the Company sells 10% of the Units under the Offering it would be severely restricted in its operating plans and only have sufficient proceeds to cover offering expenses, operate the Company for the year,  and it will have to pay the remainder of the expenses out of additional financing which it has not yet received. The Company will not have sufficient proceeds to hire any staff and initiate growth. In this instance, it will have to seek out additional capital from alternate sources to fully execute the plan of operations. If such funds are not available the business would likely fail and any investment would be lost.

The funds from this Offering will be used to pay Mr. Scimeca, Mr. Stickler and company consultants for their services to the Company, prior to, during, and subsequent to the Offering. There can be no assurance that the Company will raise any funds through this Offering and if a limited amount of funds are raised, the Company will use such funds according to its best judgment in accordance with the foregoing “Use of Proceeds” chart and the explanations thereto. This discretion is not unlimited and any such change in the use of proceeds as discussed above would be restricted to a proportionate reduction in funds allocated to each specific item listed, and would not differ materially from the “Use of Proceeds” chart. To the extent the offering proceeds do not cover any professional fees incurred by the Company, management anticipates paying for any such expenses out of any additional funding or revenues the Company receive.

If the Company requires additional funding, it will seek such funds from friends, family, and business acquaintances of the officers and directors in order to continue operations. As with any form of financing, there are uncertainties concerning the availability of such funds, and the likelihood that such funds will be available to the Company on acceptable terms since the Company  has not received any firm commitments or indications of interest from the friends, family members, or business acquaintances of the officers and directors regarding potential investments in the Company.

ITEM 5. DETERMINATION OF OFFERING PRICE

The offering price of $1.00 per Unit has been determined arbitrarily by the Directors of the Company.  The price does not bear any relationship to the Company assets, book value, earnings, or other established criteria for valuing a company. In determining the number of Units to be offered and the offering price the board took into consideration the Company’s capital structure and the amount of money it would need to implement the Company business plans.  Accordingly, the offering price should not be considered an indication of the actual value of its securities.

ITEM 6. DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering.

Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.  Dilution arises mainly as a result of the arbitrary determination of the offering price of the Units being offered.  Dilution of the value of the Units you purchase is also a result of the lower book value of the shares held by the existing shareholders.

As of September 30, 2012, the net tangible book value of the Company shares was $(31,496) or approximately $(.00027) per share, based upon 117,248,000 shares outstanding.

Upon completion of this offering, but without taking into account any change in the net tangible book value after completion of this offering other than that resulting from the sale of all the Units being offered by the Company and receipt of the total proceeds of $3,000,000, the net tangible book value of the 120,248,000 shares to be outstanding will be $2,968,504, or approximately $.025 per Share.  Accordingly, the net tangible book value of the shares held by the existing shareholders (117,248,000 shares) will be increased by an average of $.024 per share without any additional investment on their part. The purchasers of Units in this offering will incur immediate dilution (a reduction in the net tangible book value per share from the offering price of $1.00 per Share) of $.975 per share. As a result, after completion of the offering, the net tangible book value of the shares held by purchasers in this offering would be $.025 per share, reflecting an immediate reduction in the $1.00 price per share they paid for their shares.

After completion of the offering, the existing shareholders will own 97.5% of the total number of shares then outstanding, for which they will have made a cash investment of $628,118 or an average of $.005 per Share.  Upon completion of the offering, the purchasers of the Units offered hereby will own 2.5% of the total number of shares then outstanding, for which they will have made a cash investment of $3,000,000, or $1.00 per Share.

The following table illustrates the per share dilution to the new investors and does not give any effect to the results of any operations subsequent to November 19, 2012:

	100% of offered Units are sold	75% of offered Units are sold	50% of offered Units are sold
Offering Price	$1.00 per share	$1.00 per share	$1.00 per share
Net tangible book value at 09/30/12	$(0.00027) per share	$(0.00027) per share	$(0.00027) per share
Net tangible book value after giving effect to the Offering	$0.025 per share	$0.019 per share	$0.012 per share
Increase in net tangible book value per share attributable to cash payments made by new investors	$0.02473 per share	$0.01873 per share	$0.01173 per share
Per Share Dilution to New Investors	$0.975 per share	$0.9812 per share	$0.09882 per share
Percent Dilution to New Investors	97.5%	97.8%	98.8%

The following table summarizes the number and percentage of shares purchased, the amount and percentage of consideration paid and the average price per Share paid by the existing shareholders and by new investors in this offering:

	Total Price Per Share	Number of Shares Held	Percent of Ownership	Consideration Paid
Existing Shareholders	$ .001	11,318,000	9.4%	$11,318
	$ .001	101,800,000	84.65%	$101,800
	$ .001	100,000	.083161%	$100
	$ .005	3,000,000	2.5%	$15,000
	$ 0.50	1,030,000.856%		$515,000
Investors in This Offering	$ 1.00	3,000,000	2.5%	$3,000,000

ITEM 7.  SELLING SECURITY HOLDERS

The shares of common stock offered by the Selling Shareholders in this prospectus consist of 13,478,000 shares at a fixed price of $1.00 per share which includes (i) 12,448,000 shares of our Common Stock currently issued and outstanding, and (ii) 1,030,000 shares of our Common Stock issuable upon the exercise of the Class A Warrants at $1.00 per share.  A private placement offering of 1,030,000 units was completed on June 30, 2012, at an offering price of $0.50 a private placement unit, that consisted of one thousand (1,000) shares of common stock and one Class A Warrant to purchase one thousand (1,000) shares of common stock exercisable at $1.00 per share. The Selling Shareholders will receive up to $13,478,000 if they sell all of their shares and exercise all the Class A Warrants. We will not receive any proceeds from the sales by the selling shareholders, but we will receive funds from the exercise of warrants held by the selling shareholders.  The shares of common stock being offered by the Selling Shareholder are being registered to permit public secondary trading, and the Selling Shareholders may offer all or part of the shares for resale from time to time.  However; the Selling Shareholders are under no obligation to sell all or any portion of such shares.  All information with respect to share ownership has been furnished by the Selling Shareholders.  Such Selling Shareholders include the holders of shares issued for the acquisition of products, consulting services, or sold in the following offerings pursuant to Regulation D:

The following tables provide as of the date of this prospectus, information regarding the beneficial ownership of the Company’s common stock held by each of the Selling Shareholders, including:

1.

The number of shares owned by each prior to this offering;

2.

The total number of shares that are to be offered for each;

3.

The total number of shares that will be owned by each upon completion of the offering;

4.

The percentage owned by each; and

5.

The identity of the beneficial holder of any entity that owns the shares.

To the best of the Company’s knowledge, the named parties in the table that follows are the beneficial owners and have the sole voting and investment power over all shares or rights to the shares reported. In addition, the table assumes that the Selling Shareholders do not sell shares of common stock not being offered through this prospectus and do not purchase additional shares of common stock. The column reporting the percentage owned upon completion assumes that all shares offered are sold, and is calculated based on 117,248,000 shares outstanding as of the date of this prospectus.

The first table sets forth the names of the selling security holders, who received their shares as payment for services or products, the number of shares of common stock beneficially owned, and the number of shares of common stock being offered by these selling security holders is listed below.  On August 26, 2010, the Company issued, 100,000 shares of its common stock, par value $0.001, in exchange for the purchase of the e-beam from HVEA.  On October 28, 2011, the Company issued 5,727,000 shares of its common stock, par value $0.001, in exchange for consulting services in the amount of five thousand seven hundred twenty seven ($5,727) dollars owed to D&E Global Management, Inc., a consultant to the Company as payment for the services rendered.  On November 8, 2011, the Company issued 5,591,000 shares of its common stock, par value $0.001 in exchange for consulting services in the amount of five thousand five hundred ninety one ($5,591) dollars owed to International Consulting and Equity Group, Inc., a consultant to the Company as payment for services rendered. The shares listed are being registered with no restriction on sale upon effectiveness of this registration statement.

Name	Purchase Date	Shares Beneficially Owned Prior to Offering	Shares to be Offered	Shares Beneficially Owned After Offering(1)	Percent Beneficially Owned After Offering
1. High Voltage Environmental Applications, Inc.(2) 2. D&E Global Management, Inc.(3) 3. International Consulting & Equity Group, Inc.(4)	1. 8/26/2010 2. 10/28/2011 3. 11/8/2011	1. 100,000 2. 5,727,000 3. 5,591,000	1. 100,000 2. 5,727,000 3. 5,591,000	0 0 0	0 0 0

(1) Represents the amount of shares that will be held by the selling security holders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) no other shares of our Common Stock are acquired or sold by the selling security holders prior to completion of this offering. However, the selling security holders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our Common Stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144. To our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling security holders after completion of this offering or otherwise.

(2)William J. Cooper has voting and dispositive control over the common shares beneficially owned by High Voltage Environmental Applications, Inc.
(3) Debra Elenson has voting and dispositive control over the common shares beneficially owned by D&E Global Management, Inc
(4) Karen Hardcastle has voting and dispositive control over the common shares beneficially owned by International Consulting and Equity Group Inc.

The following table, for the private placement offering completed on June 30, 2012, sets forth the names of the selling security holders, the number of shares of common stock beneficially owned (from purchase in the October 2011 – June 30, 2012, private placement offering), and the number of shares of common stock being offered by the selling security holders. The purchase price of the private placement units were priced at $.50 per share each unit consisting of 1,000 shares of common stock and one Class A Warrant to purchase 1,000 shares of common stock with an exercise price of $1.00 per share.  The shares listed are being registered with no restriction on sale upon effectiveness of this registration statement.

Name	Shares Beneficially Owned Prior to Offering(1)	Shares to be Offered(1)	Shares Beneficially Owned After Offering(2)	Percent Beneficially Owned After Offering

1. Nathan Slote

2. Sheila A. Black

3. Dennis E. Gullo

4. Ross Grossman

5. Helen Frudakis

6. James L. Black

7. Scott R. Heiken

8. Ann Fink

9. Karen Atkinson

10. Henry Von Elm

11. Phyllis Whitfield

12. Evelyn Marie Coletti

13. Bradley Sacks

14. Diana Gaines

15. Dana Donaldson

16. Joshua Zepeda

17. George Rami

18. Daniela Garcia

19. Taylor Dudley

20. Nestor Antonio Cueto

21. Jonathan Eichner

22. Magbic Aleman

23. Roman Ramos

24. William Rothstein

25. Arbor Consulting Ltd.(3)

26. Kristin Catasco

27. Marta Pulecio Arias

28. Craig Allen Kampa

29. David Alan Cutt

30. Orie Santillo

31. Carrie Furshman

32. Heather M. Ross

33. Adam Neal Bowden

34. Ybai Benichay

35. Travis Hammond

1. 24,000

2. 2,000

3. 2,000

4. 48,000

5. 2,000

6. 2,000

7. 2,000

8. 200,000

9. 20,000

10. 20,000

11. 4,000

12. 6,000

13. 140,000

14. 2,000

15. 60,000

16. 2,000

17. 2,000

18. 2,000

19. 20,000

20. 2,000

21. 800,000

22. 2,000

23. 2,000

24. 400,000

25. 2,000

26. 2,000

27. 2,000

28. 2,000

29.  40,000

30. 20,000

31. 2,000

32. 160,000

33. 40,000

34. 4,000

35. 20,000

1. 24,000

2. 2,000

3. 2,000

4. 48,000

5. 2,000

6. 2,000

7. 2,000

8. 200,000

9. 20,000

10. 20,000

11. 4,000

12. 6,000

13. 140,000

14. 2,000

15. 60,000

16. 2,000

17. 2,000

18. 2,000

19. 20,000

20. 2,000

21. 800,000

22. 2,000

23. 2,000

24. 400,000

25. 2,000

26. 2,000

27. 2,000

28. 2,000

29.  40,000

30. 20,000

31. 2,000

32. 160,000

33. 40,000

34. 4,000

35. 20,000

			0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0	0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0

(1) Represents shares of common stock and shares of common stock underlying warrants issued in the Private Placement

(2) Represents the amount of shares that will be held by the selling security holders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) no other shares of our Common stock are acquired or sold by the selling security holders prior to completion of this offering. However, the selling security holders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our Common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144. To our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling security holders after completion of this offering or otherwise.

(3) Mark Bordas has voting and dispositive control over the common shares beneficially owned by Arbor Consulting Ltd

Selling Shareholders may be deemed to be underwriters within the meaning of the Securities Act in connection with any sales covered by this registration statement.

Other than as previously disclosed, to the Board’s knowledge, none of the Selling Shareholders or their beneficial owners:

•	Has had a material relationship with TAIC or any of its predecessors or affiliates, other than as a shareholder as noted above, at any time within the past three years; or
•	Has ever been one of its officers or directors or an officer or director of its predecessors or affiliates
•	Are broker-dealers or affiliated with broker-dealers.

The Company’s officers and directors are personally acquainted with its shareholders, and solicited their investment in the private placement. Its officers and directors did not use any finders or brokers in the solicitation of the investors and did not pay any fees or commissions.

ITEM 8. PLAN OF DISTRIBUTION

Shares Offered by the Selling Shareholders

The Selling Shareholders who purchased their shares on or before June 30, 2012, may sell some or all of their shares at a fixed price of $1.00 per share until the Company’s shares are quoted on the OTCBB and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, shareholders may sell their shares in private transactions to other individuals. Although the Company’s common stock is not listed on a public exchange, it has planned to contact a market maker to obtain a listing on the OTCBB. In order to be quoted on the OTCBB, a market maker must file an application on its behalf in order to make a market for the Company’s common stock. There can be no assurance that a market maker shall agree to file the necessary documents with FINRA, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved.

The shares may also be sold in compliance with the Securities and Exchange Commission’s Rule 144. Under Rule 144, several provisions must be met with respect to the sales of control securities at any time and sales of restricted securities held between six months and one year. The following is a summary of the provisions of Rule 144:

Rule 144

In general, under Rule 144, as currently in effect, a person, other than an affiliate, who has beneficially owned securities for at least six months, including the holding period of prior owners is entitled to sell his or her shares without any volume limitations; an affiliate, however, can sell such number of shares within any three-month period as does not exceed the greater of:

•  1% of the number of shares of common stock then outstanding, or

•  the average weekly trading volume of common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about an issuer.  In order to effect a Rule 144 sale of common stock, the transfer agent requires an opinion from legal counsel.  Further, the six month holding period is applicable only to issuers who have been subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 for at least 90 days.   Once a market has been developed for the Company’s common stock, the shares may be sold or distributed from time to time by the selling shareholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

•	ordinary brokers transactions, which may include long or short sales,
•	transactions involving cross or block trades on any securities or market where the common stock is trading,
•	through direct sales to purchasers or sales effected through agents,
•	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
•	any combination of the foregoing.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the Selling Shareholders nor the Board Directors of the Company can presently estimate the amount of such compensation. It knows of no existing arrangements between the Selling Shareholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. The Company will not receive any proceeds from the sale of the shares of the Selling Shareholders pursuant to this prospectus. The Company has agreed to bear the expenses of the registration of the shares, including legal and accounting fees.

The Selling Shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of their common stock. In particular, during times that the Selling Shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law.

Regulation M prohibits certain market activities by persons selling securities in a distribution. To demonstrate their understanding of those restrictions and others, Selling Shareholders will be required, prior to the release of un-legended shares to themselves or any transferee, to represent as follows: that they have delivered a copy of this prospectus, and if they are effecting sales on the Electronic Bulletin Board or inter-dealer quotation system or any electronic network, that neither they nor any affiliates or person acting on their behalf, directly or indirectly, has engaged in any short sale of the Company’s common stock; and for a period commencing at least 5 business days before his first sale and ending with the date of his last sale, bid for, purchase, or attempt to induce any person to bid for or purchase the Company’s common stock.

Units Offered by the Company

This is a self-underwritten offering.  This Prospectus is part of a prospectus that permits the Company’s officers and directors to sell the Units being offered by the Company directly to the public, with no commission or other remuneration payable to them for any Units they may sell.  There are no plans or arrangements to enter into any contracts or agreements to sell the Units with a broker or dealer.  The officers and directors will sell the Units and intend to offer them to friends, family members and business acquaintances. In offering the securities on the Company’s behalf, they will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

The Company’s officers and directors will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an Issuer, may participate in the offering of the Issuer's securities and not be deemed to be a broker-dealer.

a.

Its officers and directors are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of their participation; and,

b.

Its officers and directors will not be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;  and

c.

Its officers and directors are not, nor will they be at the time of their participation in the offering, an associated person of a broker-dealer; and

d.

Its officers and directors meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform, or are intended primarily to perform at the end of the offering, substantial duties for or on behalf of the company, other than in connection with transactions in securities; and (B) is not a broker or dealer, or been an associated person of a broker or dealer, within the preceding twelve months; and (C) have not participated in selling and offering securities for any Issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Its officers, directors, control persons and affiliates do not intend to purchase any Units in this offering.

Terms of the Offering, Units being Offered by the Company

The Units being offered by the Company will be sold at the fixed price of $1.00 per Unit until the completion of this offering.  There is no minimum amount of subscription required per investor, and subscriptions, once received and accepted, are irrevocable.

This offering will commence on the date of this prospectus and continue for a period of 180 days, unless extended by the Company Board of Directors for an additional 90 days. If the board of directors votes to extend the offering for the additional 90 days, a post-effective amendment to the registration statement will be filed to notify subscribers and potential subscribers of the extended offering period.  Anyone who has subscribed to the offering prior to the extension will be notified by the company that their money will be promptly refunded prior to the expiration of the original offering unless they provide an affirmative statement that they wish to subscribe to the extended offer.

Deposit of Offering Proceeds

This is a “best efforts” offering, so the Company is not required to sell any specific number or dollar amount of securities but will use its best efforts to sell the securities offered. The Company has made no arrangements to place subscription funds in an escrow, trust or similar account which means that all funds collected for subscriptions will be immediately available to the Company for use in the implementation of its business plan.

Procedures and Requirements for Subscription

If you decide to subscribe for any Units being sold by the Company in this offering, you will be required to execute a Subscription Agreement and tender it, together with a check, bank draft or cashier’s check payable to the Company. Subscriptions, once received and accepted by the Company, are irrevocable.  All checks for subscriptions should be made payable to Technology Applications International Corporation.

Exercise of Warrants

The Class A Warrant will entitle the holder to purchase one additional share of Common Stock at the price of $1.00 per Share for a period of one hundred eighty (180) days from the date of this offering. The S-1 Warrant will entitle the holder to purchase one additional share of Common Stock at the price of $1.50 per share for a period of one (1) year from the date of this offering.

ITEM 9. DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

The Company’s authorized capital stock consists of 350,000,000 shares of common stock, par value $0.001 per share of which 300 million shares are common stock, par value $0.001 per share, and 50 million shares are preferred stock, par value $.001 per share (“Preferred Stock”). The holders of Company common stock (i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by its Board of Directors; (ii) are entitled to share in all of its assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of its affairs; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

Preferred Stock

The authorized capital stock of the Company consists of 50,000,000 shares of Preferred Stock, par value $0.001 per share.

Purchase Warrants

The Class A Warrant will entitle the holder to purchase one thousand (1,000)shares of Common Stock at the price of $1.00for a period of one hundred eighty (180) days from the date of this offering. The S-1 Warrant will entitle the holder to purchase one additional share of Common Stock at the price of $1.50 per share for a period of one (1) year from the date of this offering.

Voting Rights

Directors of the Company are elected at the annual meeting of shareholders by a plurality of the votes cast at the election.  Holders of shares of the Company’s common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of its directors. After this offering is complete and presuming all the 3,000,000 Units are sold, the present shareholders will own 97.5% of its outstanding shares and the purchasers in this offering will own, in the aggregate, 2.5% of its outstanding shares. Shareholders have no pre-emptive rights.

Cash Dividends

As of the date of this prospectus, the Company has not paid any cash dividends to shareholders. The declaration of any future cash dividend will be at the discretion of the Board of Directors and will depend upon the earnings of the Company, if any, its capital requirements and financial position, the general economic conditions, and other pertinent conditions.  It is the Company’s present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in its business operations.

ITEM 10. INTERESTS OF NAMED EXPERTS AND COUNSEL

None of the below described experts or counsel have been hired on a contingent basis and none of them will receive a direct or indirect interest in the Company.

The audited financial statements for the year ending December 31, 2011 that have been included in this prospectus have been audited by Lake & Associates, CPA’s, LLC.  Included are the financial statements in reliance on their report, given upon their authority as experts in accounting and auditing.

The Law Office of Andrew Coldicutt has passed upon the validity of the shares being offered and certain other legal matters and is representing the Company in connection with this offering.

ITEM 11.  INFORMATION WITH RESPECT TO THE REGISTRANT

A. Description of the Business

We are a development stage company.  Our primary business is the distribution, marketing, and sale of skin care products, and the marketing and sale of environmental management solutions. We have recorded minimal revenue, have had net losses of $561,155 for the nine months ended September 30, 2012 and we expect our losses to continue, and for that reason our audit firm has issued a going concern opinion. After this offering 87.2% of the common stock outstanding will be held by our CEO and CFO Charles J. Scimeca.

Corporate History

The Company was incorporated as Raj Ventures, Inc., in the State of Florida on October 14, 2009, to effect a merger, exchange of capital stock, asset acquisition or other similar business combination, including being used as a vehicle for a reverse merger acquisition with an operating or development stage business which desired to utilize its status as a reporting corporation under the Exchange Act.

On April 12, 2010, one hundred percent of the issued and outstanding common stock of the Company was transferred and sold to Raj Ventures Funding, Inc., a company owned and controlled by Charles J. Scimeca, which resulted in a change in control of the Company. Ms. Colleen Foyo, Raj Ventures, Inc. sole officer and director resigned on April 12, 2010, and Mr. Scimeca replaced such person, as the President, Secretary and Treasurer and sole director of the Company and he continues to serve in such capacity.

On August 26, 2010, the Company, completed the purchase of a semi-trailer mountable mobile electron beam accelerator unit contained therein (collectively, the “e-beam”) from High Voltage Environmental Applications, a Florida corporation (“HVEA”), in exchange for Ten Dollars ($10) and the issuance of one hundred thousand (100,000) shares of common stock of the Company to HVEA, which was payable as purchase price consideration for the transaction.

On April 12, 2011, the Company filed Amended and Restated Articles of Incorporation of the Company with the Secretary of State of Florida and changed the corporate name from “Raj Ventures, Inc.” to “Technology Applications International Corporation”. The Company also increased the authorized capital from 100 million shares of common stock to 350 million shares of capital stock, of which 300 million shares are common stock, par value $.001 per share, and 50 million shares are preferred stock, par value $.001 per share (“Preferred Stock”). The Company also adopted Amended and Restated Bylaws of the Company on the same date.

On April 12, 2011, the Company launched its new business NueEarth, Inc., which is a wholly-owned subsidiary of TAIC with the plan to develop, build and sell environmental solutions for the treatment of municipal and industrial wastewater and sludge, as well as cosmetic cross-linking, medical waste disinfecting and many other possible applications. The Company owns and intends to operate the mobile electron beam particle accelerator unit installed in a semi-tractor trailer, which it plans to use for the commencement of operations and making sales presentations to prospective customers throughout the United States, and to other countries.

On August 9, 2011, the Company founded its wholly-owned subsidiary Renuéll Int’l, Inc., that distributes markets and sells a line of molecularly enhanced skin cream products, under the brand name Renuéll.  On December, 29, 2011, and amended on January 23, 2012 the Company entered into a distribution agreement with Regenetech, Inc., whereby, Renuéll shall act as a distributor for a series of cosmetics created in a rotatable perfused time varying electromagnetic force bioreactor developed and patented by the National Aeronautics and Space Administration (“NASA”) and Regenetech, Inc., then manufactured and sold by Regenetech.

The Company has commenced business operations and generated minimal revenues. The Company has a specific business plan and is seeking the funds to execute its business plan. The Company does not consider itself to be a blank check company as defined in Rule 419 of Regulation C of the Securities Act of 1933.  It is aggressively pursuing its business plan given the current financial status of the Company and the fact that the Board of Directors is active and supportive of the plan. The Company was acquired for the purpose of executing a specific business plan developed by its founder, Charles J. Scimeca, as set forth in the prospectus.  The Company is moving forward with development as defined in its business development objectives.  Based upon the above, the Company believes it is not within the scope of Rule 419.

The 12-month budget is based on minimum operations which will be completely funded by the $3,000,000 the Company intends to raise through this offering.  The Company estimates increased sales to begin within 6 months after the completion of this offering. Because its business is customer-driven, its revenue requirements will be reviewed and adjusted based on sales.  The costs associated with operating as a public company are included in its budget.  Management will be responsible for the preparation of much of the required documents to keep the costs to a minimum.  The Company cannot however guarantee that it will have sales and the amount raised in this offering may not be enough to meet the operating expenditures of the Company.  Management has agreed, but has not made any formal commitment to advance to the Company money to fund limited operations over the next twelve months.

The Company has been issued an opinion by the Company’s auditors that raised substantial doubt about its ability to continue as a going concern based on its current financial position.  The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with existing cash on hand, loans from directors and/or issuance of common shares; however, there has been no formal commitment by management or directors to make any loans to the Company, and any additional issuance of common stock will result in a significant dilution in the equity interests of our shareholders.

The Company

The Company is engaged in the distribution, marketing and sale of skin care products, as well as the marketing and sale of environment management solutions. It is focused on distributing a cosmetic line produced by Regenetech, under our own brand name, further developing and manufacturing our own line of technologically advanced skin care products and is planning on developing the e-beam technology for uses in the cosmetic industry. The Company also provides environmental management solutions that use electron particle accelerator technology. The Company maintains a website at www.tapplic.com in order to help provide more information to its potential customers. The company structure is set forth in the following chart:

TECHNOLOGY APPLICATIONS INTERNATIONAL CORPORATION a Florida Corporation

Renuéll Int’l, Inc. a Florida Corporation (100% owned subsidiary)	NueEarth, Inc. a Florida Corporation (100% owned subsidiary)

Corporate Strategy

The Company’s business strategy is aimed at building value through positioning each of the operating subsidiaries as a niche provider of technologically advanced products or services within its specific area of operation. The Company anticipates updating and refining the business strategy as new opportunities present themselves. In general, the component functions of the business model are to:

•	incrementally invest, market, and refine the acquired technology;

•	concentrate initial sales efforts on focused market entry opportunities; and

•	increase sales to a level that establishes market acceptance, as determined by the Company’s management.

Products

Renuéll Int’l, Inc.

Through Renuéll Int’l, Inc., the Company is currently distributing a line of technologically advanced skin care products, produced and developed by Regenetech, Inc.; in the future the Company will develop its own line of advanced skin care products. On July 27, 2011, it commenced providing to the marketplace its first product, the Renuéll™ skin cream, and had generated revenues in the amount of $1,837 as of September 30, 2012. The Renuéll™ skin cream product is a high quality cosmetic product that uses 3 dimensional biomolecules created in simulated microgravity that is formulated with a branded compound which is a breakthrough facial repair cream that allows skin cell expansion, and is enhanced using National Aeronautics and Space Administration (“N.A.S.A.”) technology to create a skin care product that promotes the appearance of age defying skin.  Renuèll and Regenetech are recognized by the Space Foundation for their use of products and processes designed by the space industry.

The Space Foundation is an international nonprofit organization and the foremost advocate for all sectors of the space industry - civil, commercial, national security, new space entrepreneurship, and finance. A leader in space awareness activities, major industry events, and educational enterprises, the Space Foundation is based in Colorado Springs, Colo., has an office in Washington, D.C., and has a field office in Houston, Texas. The Space Foundation employs a variety of programs and initiatives that educate and raise awareness about the importance and impact of the space industry.

In order for a company to be certified by the Space Foundation it must be a product or service that directly results from Space technology or space program development such that the product exists because of advances in space technology. Examples of certified space technologies include Fisher Space Pens, GPS, and Tempur-Pedic foam mattresses.  Recently Regenetech, the manufacturer of the product we distribute was inducted into the Space Foundation’s Space Technology Hall of Fame.  The Space Foundation has also officially certified Renuéll as a Certified product that is produced using Regenetech’s technology.

Neither the Food and Drug Administration (“FDA”) nor any other regulatory authority or similar regulator has approved the Renuéll™ skin cream product.

On December 29, 2011, and then Amended on January 23, 2012, the Company, through its wholly-owned subsidiary, Renuéll Int’l Inc., a Florida corporation (“Renuéll”) entered into that certain distribution agreement (the “Distribution Agreement”) with Regenetech, Inc., a Texas corporation (“RGT”), see section “Distribution Agreement” for further details of the agreement. Pursuant to the terms and conditions of the Distribution Agreement, Renuéll shall act as an exclusive distributor for a series of cosmetics created in a rotatable perfused time varying electromagnetic force bioreactor developed, manufactured and sold by RGT.

The rotatable perfused time varying electromagnetic force bioreactor is operated by the National Aeronautics and Space Administration. In use, the rotatable perfused time varying electromagnetic force bioreactor supplies a time varying electromagnetic force to the rotatable perfusable culture chamber of the rotatable perfused time varying electromagnetic force bioreactor to expand cells contained therein.  Lab-grown cell cultures tend to be small, flat and two-dimensional, unlike normal tissues in the body. However, tissues grown in the bioreactor are larger and three-dimensional, with structural and chemical characteristics similar to normal tissue. The bioreactor has no internal moving parts, which minimizes forces that might damage the delicate cell cultures.

Cells cultured on Earth (left) typically settle quickly on the bottom of culture vessels due to gravity. In microgravity (right), cells remain suspended and aggregate to form three-dimensional tissue. The NASA Bioreactor provides a low turbulence culture environment which promotes the formation of large, three-dimensional cell clusters. The bioreactor is rotated to provide gentle mixing of fresh and spent nutrient without inducing shear forces that would damage the cells. Due to their high level of cellular organization and specialization, samples constructed in the bioreactor more closely resemble the original tissue found in the body. The work is sponsored by NASA's Office of Biological and Physical Research. The bioreactor is managed by the Biotechnology Cell Science Program at NASA's Johnson Space Center (“JSC”). NASA-sponsored bioreactor research has been instrumental in helping scientists to better understand normal and cancerous tissue development.

These expanded cells when placed on the skin in cream form help repair, hydrate and expand the cells in the skin, thereby, giving a rejuvenated and fresher appearance to a person’s skin. Regenetech has licensed the process from N.A.S.A. Regenetech and Renuéll are the only cosmetic companies that use this process and to be endorsed by the Space Foundation.

NueEarth, Inc.

Through NueEarth, Inc., the Company plans to develop, build and sell environmental solutions for the treatment of drinking water, municipal and industrial wastewater, sludge and produced water from oil and gas fracturing activities utilizing an electron particle accelerator technology combined with conventional methods. The e-beam works by using an electron beam particle accelerator unit that creates high energy electrons which produce free radicals in the waste water leading to decomposition of organic compounds (pollutants). We plan to develop various applications to use e beam technology for removal of pollutants from wastewater, drinking water, municipal sludge and fracking liquids.

The e-beam has the dual ability to also enhance cosmetic products and has the capacity to eliminate organic compounds present in water from parts per million concentrations to non-detectable concentrations in most cases. The Company owns and operates a mobile e-beam unit installed on a trailer that can be attached to a semi-truck, which it intends to use for the commencement of operations and making sales presentations and focusing on pilot opportunities with prospective customers.

Distribution Agreement

On December 29, 2011, Renuéll Int’l, Inc. entered into a Distribution Agreement (the “Distribution Agreement”) with Regenetech, Inc., a Texas corporation, pursuant to which Renuéll will act as a distributor and marketer of Regenetech’s cosmetic products. The Distribution Agreement was first amended on January 23, 2012 to more clearly define section 9.2, that Regentech makes no warranty as to materials provided to them by Renuéll.  On May 7, 2012 the Company reached a second amendment to the Distribution Agreement; whereby, Regenetech gave permission to Renuell to use Regenetech’s Lab Report findings. The Distribution Agreement was amended a third time on December 13, 2012 (the “Third Amendment”), amends the Terms, Territories, Exhibit A and Exhibit B sections of the Distribution Agreement. The third amendment provides a worldwide exclusivity to Renuéll of the Regenetech cosmetic products, for an initial period of five (5) years and two (2) five (5) year extensions that are predicated on meeting quota requirements. The Distribution Agreement contains quota requirements that Renuéll must meet in order to retain the worldwide exclusivity, territory and extensions to the contract.

Terms

At the execution of the Third Amendment, Renuéll shall now have a worldwide exclusive contract for an initial period of five (5) years and two (2) five (5) year possible extensions that are available upon meeting Exhibit B quota requirements. Renuéll shall also deposit Fifty Thousand dollars ($50,000) which will be applied first to the down payment of any purchase order that Renuéll shall make.  On or before January 15, 2013, or upon the successful completion of stability testing of newly developed shampoo and approval by testing authority, whichever occurs later, Renuéll shall place a purchase order for 100,000 Duo-Packs (which consist of 100,000 .5 Oz units and 100,000 units for 100,000 10oz shampoo) or any order for any product that equates to the same dollar amount. The purchase order requires a 50% down payment.

Territories

The Third Amendment provides Renuéll with a worldwide exclusive rights to distribute and market the Regenetech cream. Renuéll has worldwide exclusive rights, as further detailed in the December 13, 2012 amendment, to any hair care products and any current or future topical SKU’s developed by Regenetech.  Regenetech will have the exclusive right to provide their bio-molecules to all topical current or future topical products developed by Renuéll.

The worldwide exclusive rights do not apply to seven countries (Saudi Arabia, Kenya, Morocco, New Zealand, Nigeria, and Turkey), as Regenetech has previously licensed these countries to other distributors.

Quota Requirements

The Third Amendment of the Distribution Agreement quota requirements for Renuéll have been changed, if Renuéll fails to meet any quota requirements, the worldwide exclusivity shall be revoked and the Renuéll territories shall revert back to those in the original Exhibit B. The Quota requirements are as follows:

(1)

Purchase 300,000 units in the first six (6) months;

(2)

Purchase 1,000,000 units by the end of the first (1) year;

(3)

Purchase 2,000,000 units by the end of the second (2) year;

(4)

Purchase 2,500,000 units by the end of the third (3) year;

(5)

Purchase 3,000,000 units by the end of the fourth (4) year; and

(6)

Purchase 4,000,000 units by the end of the fifth (5) year

The foregoing summary description of the terms of the Distribution Agreement may not contain all information that is of interest to the reader. For further information regarding the terms and conditions of the Distribution Agreement, this reference is made to such agreement, which was originally filed on November 29, 2012 and the amended contract is filed as 10.07 hereto and is incorporated herein by this reference.

Customers

Renuéll Int’l, Inc.

The Renuéll skin cream will have several potential target customers such as; retail customers, online purchasers from our website www.Renuell.com, skin care professionals, spas, doctors, and retail stores that sell cosmetic products. These potential customers will include the end user who can purchase the product online, management believes this customer will typically be middle aged persons, but also anyone who has a need or desire to have their skin look refreshed and younger. The other main potential customer that the Renuéll skin cream will attempt to obtain is in the retail market, such as established pharmacies, retail and grocery store chains, where the product can be put on the shelves and start to gain brand recognition.

NueEarth, Inc.

The Company has three major types of potential customers for the e-beam water purification system: national and international corporations; municipalities, governments (domestic and foreign) and governmental agencies. With the e-beam unit mounted in a semi-trailer it is capable of being moved anywhere in North America with relative ease. Therefore, the Company can access most any site that has a road leading up to it.

Markets

Renuéll Int’l, Inc

The target markets for the skin cream are located domestically in all 50 states, internationally in Europe as well as in the developing economies of Asia and Latin America. Management believes that through an online presence, retail presence and word of mouth that anywhere where people are looking for a non-surgical method to enhance their look that the skin cream has a potential market.

NueEarth, Inc.

Domestic Water Supply Crisis

Per capita usage of water in the United States is among the highest in the world. The supply of fresh water continues to tighten, especially in the Western half of the United States where we face a potential water crisis due to limited supply and increasing demand. Increasing usage of water in the industries such as oil and gas exploration and production, agriculture, and food processing continue to constrain supply of fresh water in the United States. For example, there are over 21 billion barrels of produced water created annually in the U.S. from fracking activity in the oil and gas industry, as each well requires millions of gallons of water for fracking over its life. In many areas, such as the Bakken or Marcellus shale plays, there is limited access to large scale, industry specific water treatment and recycling facilities which could drastically decrease the need for usage of fresh water in fracking.

Inadequate Regulatory Action

Poor quality of existing water management resources, combined with regulatory inaction, have failed to provide the leadership and guidance to mandate recycling and reuse of water resources in many industries. While there has been a general lack of adequate water management regulation in many industries, management believes that recent regulatory action requiring more responsible water usage management in oil and gas fracking in states such as Pennsylvania is a trend that should drive similar action in other states, such as North Dakota. North Dakota’s oil and gas industry has no readily available, affordable source of water recycling and treatment. The current practice in North Dakota for wastewater created during fracking is to inject produced water back into the ground, a practice that has unknown effects on the environment and has come under heavy regulatory scrutiny in other States. Each horizontal new well requires millions of gallons of fresh water over its life, contributing heavily to the supply crisis. Any regulatory actions affecting the legality of fresh water usage in fracking or injection of produced water back into the ground could negatively affect the oil and gas industry in North Dakota and increase industry demand for water treatment and recycling services.

In addition to the oil and gas industry, the domestic agricultural industry is generally lacking in sufficient water management regulations. Until a concerted private/public effort is expended, the contaminated acreage will continue to expand. Management believes the excess use of water and lack of regulation in the agricultural industry will result in regulatory changes which drastically increase the domestic demand for various water treatment and recycling services.

Growing Need for Affordable Regulatory Compliance

In the United States the Environmental Protection Agency (“EPA”) 2009 National Public Water Systems Compliance Report, states that there were over 150,000 public rural water districts in the United States serving over 300 million users. The majority of these are considered very small, small and medium-sized public water systems, which support populations of fewer than 10,000 people. Small systems comprise the vast majority of all systems. Noncompliance occurs more frequently at smaller systems often because they may have fewer resources to operate and maintain compliance. This problem is expected to worsen as more stringent EPA rules are implemented for small public water systems. Approximately 28 percent of all systems in the U.S. had at least one significant violation reported in 2009. This rate is comparable to those reported in previous years. The data submitted by primacy agencies indicate that 7 percent of all public water systems in the U.S., serving approximately 17,693,000 users, had violations of health-based standards in 2009.  In 2009, about 18 percent of all public water systems had significant monitoring and reporting violations. Substantial expenditures will be needed in the coming years for repair, rehabilitation, operation, and maintenance of the water and wastewater treatment infrastructure. Management believes that water districts using conventional treatment methods will be unable to comply with the EPA’s Safe Drinking Water Act (“SDWA”) without massive installations of on-site chemical filter aids and disinfection equipment.

Consumer Safety

Drinking water, regardless of its source, may contain impurities that can affect the health of consumers. Although municipal agencies and water utilities in the United States are required to provide drinking water that complies with the 1996 amendments to the SDWA, the water supplied to homes and businesses from municipalities and utilities may contain high levels of bacteria, toxins, parasites and human and animal-health pharmaceuticals, as well as high levels of chlorine used to eliminate contaminants. In the industrialized world, water quality is often compromised by pollution, aging municipal water systems, and contaminated wells and surface water. In addition, the specter of terrorism directed at intentional contamination of water supplies has heightened awareness of the importance of reliable and secure water purification. The importance of effective water treatment is also critical from an economic standpoint, as health concerns and impure water can impair consumer confidence in food products. Discharge of impaired waters into the environment can further degrade the earth’s water and violate environmental laws, with the possibility of significant fines and penalties from regulatory agencies.

Sales and Marketing

Management plans to focus the marketing strategy on educating prospective customers and the trade industry about the Company, so that the products and services are successfully brought to market. The Company plans to sell and market the products and services through attendance at major trade and industry exhibitions, one-on-one sales meetings with individual customers and using social media and marketing and advertising campaigns.

The Company continues to search for retailers and distributors both nationally and abroad for all of its products.

Manufacturing and Raw Materials

Renuéll Int’l, Inc.

The Company relies on our supplier Regenetech and other third-parties to produce, supply the product, components and to formulate and package the finished goods. Third parties also provide order fulfillment, warehousing and distribution services. The Company plans on purchasing product in larger production batches thereby increasing production efficiency for the outsourced suppliers, which will reduce costs.

Regenetech manufactures the products and provides the raw materials for the skin cream that our Company distributes. Third-parties are responsible for the receipt and storage of raw material, production and packaging and labeling of finished goods. At present, the Company is dependent upon our supplier Regenetech for the production (manufacturing) of all of the  products that we distribute. To the extent that Regenetech should discontinue the relationship with the Company; the Company’s sales would be adversely impacted. The Company believes at the present time it will be able to obtain the quantity of products and supplies it will need to meet orders.

The Company purchases all of the raw materials from Regenetech, a third party supplier and manufacturer pursuant to our distribution agreement. We do rely on our principal supplier Regenetech which manufacturers the skin care product that we distribute. In the event that Regenetech, the current supplier, is unable to meet supply or manufacturing requirements at some time in the future, the Company may suffer short-term interruptions of delivery of certain products while it attempts to establish an alternative source. The Company also relies on third party carriers for product shipments, including shipments to and from distribution facilities. It is therefore subject to the risks, including employee strikes and inclement weather, associated with the carriers’ ability to provide delivery services to meet the Company’s fulfillment and shipping needs. Failure to deliver products to customers in a timely and accurate matter would harm the Company’s reputation, business and results of operations.

Inventory

Renuéll Int’l, Inc.

The Company currently has approximately 4,000 - 1.7 oz. Breakthrough Facial Cream items in stock fully paid for at its shippers, Trans Express located in Miami, Florida.  These products have a retail price of $45.00 to $249.00 per item depending on various types of marketing strategies such as retail pharmacies, discount stores, Internet, info commercials, hotels and spas. The products have a shelf life of two years. Management estimates that the Company can sell the products in inventory within 3 to 4 months. In the initial testing sales the Company sold $1500 worth of its product in approximately 2 months.  In this initial test phase the Company sold 80% of its test product in 8 days, and the last 20% was sold approximately two months later.  The Company has not sold any product in the last three months, as the Company has been working on branding and market strategies.  The

Company can market these products in the USA, Canada, Latin America, the countries that make up the Euro Zone member countries and Russia.

Patents, Trademarks and Licenses

The trademarks currently owned by the Company, and for which it intends to seek federal transaction registration are the marks NueEarth™, Renuéll™, Bio-Science™, NueCell™, NueStem Cell Matrix™ and NueStem Cell Lattice™. The Company may federally register other trademarks in the future as the need arises. It intends to patent the processes and designs as the need arises; however, the Company currently does not have any federally registered patents.

Plan of Operations

(1st quarter after funding)

Complete and expand Marketing Materials, Domestically and Internationally;

•  Continue to develop and enhance our website; expose the Renuèll name in the USA and abroad,

•  Continue the registration process to distribute our product in USA and abroad,

•  Further Design, develop edit and launch Renuèll commercials and info-commercials in various venues (TV, Radio, Cable, Internet and websites),

•  Advertise in Spanish and English language newspapers,

•  Further Integrate payment processors like Visa, Master Card, Discover, American Express and Pay Pal domestically and internationally, and

•  Work on securing distribution agreements with chain stores and boutique establishments, salons, hotel chains, spas, dermatologist and skin care professionals.

(2nd and 3rd quarter after funding)

Complete Distribution agreements, and Re-fit e-beam trailer

•  Integrate feedback from early testers,

•  Purchase supplies and increase product inventory,

•  Build customer service and incoming call center,

•  Fix any problems, concerns,

•  Continue to Implement mobile browser-friendly version of our websites,

•  Re-fit e-beam trailer,

•  Research and Development for the e-beam,

•  Prospect for e beam potential customers,

•  Use e beam for demonstrations to customers, and

•  Continue to Further establish brand name; through marketing.

(3rd and 4th quarter after funding)

•  Continue to Release to Public. Renuèll skin care product and begin operations of e-beam,

•  Seek out Celebrity sponsors for Renuèll,

•  Tune up marketing pages,

•  Get full time employees to help with office operations,

•  Enhance user support, feedback and communication with customers, suppliers, distributors, and

•  Research and further development of Renuèll's own line of skin care products cosmetics.

(4th quarter after funding)

•  Expand the brands into new products and markets

After we have Renuèll operating we will then do further research and development on the e-beam and begin developing our own line of skin care products and cosmetics that will enhance the Renuèll brand name. We will continue to enhance our lines of skin care products, cosmetics and e-beam technology as determined by our product research and development.  We will continue to enhance our brands by improving customer responsiveness, delivery, and consistency based on distributor and user feedback, that we will collect on our websites, and through opinion questionnaires.

Competition

Renuéll Int’l, Inc.

The skin care and personal care industries are highly competitive. Many of the Company’s competitors are large, well known companies that have considerably greater financial, sales, marketing, research and development and technical resources in the company. Additionally, these competitors have formulary capabilities that may allow them to formulate new and improved products that may compete with product lines that the Company develops and markets. In addition, competitors may elect to devote substantial resources to marketing their products to similar outlets and may choose to develop advertising, educational and information programs like this formulated by the Company to support their marketing efforts. The Company’s business, financial condition and results of operations could be materially and adversely affected by any one or more of such developments.

The Company’s product, in general, competes against similar products distributed by national skin care and personal care companies. Management believes the Company’s competitive position is based on the foundation of developing niche products with active ingredients that may not be found in generic products. The Company’s competitive strategy is based on management’s attempt to continually focus on the application of new technologies and efficiencies rather than fashions or trends.

NueEarth, Inc.

The technology industry is highly competitive and varied. Many of the existing and potential competitors have financial, personnel, marketing, customer bases and other financial resources significantly greater than the Companies. These competitors have the flexibility to introduce new products and services and pricing options that may be more attractive than the Companies.  The Company’s water purification process competes with several companies, including but not limited to, Clean Harbors Environmental Services, Vac Vision, and the Zenon Group. The Company will attempt to overcome the competitive advantages of its competitors by pursuing a strategy of developing technologies in niche markets which seek to provide the Company with brand name recognition.

Government Regulation

Renuéll Int’l, Inc.

Unless the FDA extends its regulatory authority to cosmetic products, regulation by governmental authorities in the United States and other countries is not expected to be a significant consideration in the sale of the products by Renuéll Int’l, Inc. and its ongoing activities. Under current regulations, the market introduction of the majority of non-medicated cosmetic products does not require prior formal registration or approval by the FDA, although this could change in the future. The cosmetic industry has established self-regulating procedures and most companies perform their own toxicity and consumer tests. Voluntary filings related to manufacturing facilities are made with the FDA. The Cosmetics Division of the FDA, however, does monitor closely problems of safety, adulteration and labeling. In addition, if the FDA should determine that claims made by the Company for the products involve the cure, mitigation or treatment of disease, the FDA could take regulatory action against the products and us. In addition, the United States Federal Trade Commission (“FTC”) monitors product claims made in television and radio commercials and print advertising to ensure that any claim can be substantiated. If the FTC believes that any advertising claim made by the Company with regard to the effect or benefit of the products is not substantiated by adequate data or research and the Company cannot support such claim, the FTC could also take regulatory action against the Company’s products and us.

NueEarth, Inc.

The business activities relating to NueEarth, Inc. are subject to environmental regulation under the same federal, state and local laws and regulations which apply to the Company’s customers, including the Clean Water Act of 1972, as amended, and the Resource Conservation and Recovery Act of 1976, as amended. Management believes that the Company conducts its business in an environmentally responsible manner and is in material compliance with applicable laws and regulations. It is possible that future developments, such as increasingly strict requirements of environmental laws and enforcement policies thereunder, could affect the manner in which the Company operates projects and conducts business, including the handling, processing or disposal of the wastes, by-products and residues generated thereby.

JOBS ACT

Emerging Growth Company Status under the JOBS Act

Technology Applications International Corporation qualifies as an “emerging growth company” as defined in the Jumpstart our Business Startups Act (the “JOBS Act”).

The JOBS Act creates a new category of issuers known as "emerging growth companies." Emerging growth companies are those with annual gross revenues of less than $1 billion (as indexed for inflation) during their most recently completed fiscal year. The JOBS Act is intended to facilitate public offerings by emerging growth companies by exempting them from several provisions of the Securities Act of 1933 and its regulations. An emerging growth company will retain that status until the earliest of:

•  The first fiscal year after its annual revenues exceed $1 billion;

•  The first fiscal year after the fifth anniversary of its IPO;

•  The date on which the company has issued more than $1 billion in non-convertible debt during the previous three-year period; and

•  The first fiscal year in which the company has a public float of at least $700 million.

Financial and Audit Requirements

Under the JOBS Act, emerging growth companies are subject to scaled financial disclosure requirements. Pursuant to these scaled requirements, emerging growth companies may:

•  Provide only two rather than three years of audited financial statements in their IPO Registration Statement;

•  Provide selected financial data only for periods no earlier than those included in the IPO Registration Statement in all SEC filings, rather than the five years of selected financial data normally required;

•  Delay compliance with new or revised accounting standards until they are made applicable to private companies; and

•  Be exempted from compliance with Section 404(b) of the Sarbanes-Oxley Act, which requires companies to receive an outside auditor's attestation regarding the issuer's internal controls.

Offering Requirements

In addition, during the IPO offering process, emerging growth companies are exempt from:

•  Restrictions on analyst research prior to and immediately after the IPO, even from an investment bank that is underwriting the IPO;

•  Certain restrictions on communications to institutional investors before filing the IPO registration statement; and

•  The requirement initially to publicly file IPO Registration Statements. Emerging growth companies can confidentially file draft Registration Statements and any amendments with the SEC. Public filings of the draft documents must be made at least 21 days prior to commencement of the IPO "road show."

Other Public Company Requirements

Emerging growth companies are also exempt from other ongoing obligations of most public companies, such as:

•  The requirements under Section 14(i) of the Exchange Act and Section 953(b)(1) of the Dodd-Frank Act to disclose executive compensation information on pay-for-performance and the ratio of CEO to median employee compensation;

•  Certain other executive compensation disclosure requirements, such as the compensation discussion and analysis, under Item 402 of Regulation S-K; and

•  The requirements under Sections 14A(a) and (b) of the Exchange Act to hold advisory votes on executive compensation and golden parachute payments.

Employees

Charles J. Scimeca is an officer and director of the Company who serves on a full-time basis. John Stickler is also an officer and director of the Company and works on a part-time basis. None of the employees is represented by a labor union for purposes of collective bargaining. The Company considers its relations with the employees to be good.

B. Description of Property

Our corporate headquarters are located at 18851 N.E. 29th Avenue, Suite 700, Adventura, Florida, 33180. The lease term is month to month. As of the date of this filing, the Company has not sought to move our office. Additional space may be required as the Company expands its operations. Management does not foresee any significant difficulties in obtaining any required additional space. The Company currently does not own any real property. The Company does not currently own any real property.

C. Legal Proceedings

The Company is not involved in any pending legal proceeding nor is it aware of any pending or threatened litigation against us.

D. Market For Common Equity and Related Stockholder Matters

No public market currently exists for shares of the Company’s common stock.  Following completion of this offering, The Company intends to contact an authorized market maker for sponsorship to have its common stock quoted on the Over-the-Counter Bulletin Board.

Penny Stock Rules

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act.  The shares will remain penny stocks for the foreseeable future.  The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment.  Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in the Company will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act.  Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document, which:

a.

contains a description of the nature and level of risk in the market for penny stock in both public offerings and secondary trading;

b.

contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the Securities Act of 1934, as amended;

c.

contains a brief, clear, narrative description of a dealer market, including "bid" and "ask"  price for the penny stock and the significance of the spread between the bid and ask price;

d.

contains a toll-free telephone number for inquiries on disciplinary actions;

e.

defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

f.

contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation;

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

1)

the bid and offer quotations for the penny stock;

2)

the compensation of the broker-dealer and its salesperson in the transaction;

3)

the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

4)

monthly account statements showing the market value of each penny stock held in the customer's  account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.  These disclosure requirements will have the effect of reducing the trading activity in the secondary market for the Company’s stock because it will be subject to these penny stock rules. Therefore, shareholders may have difficulty selling their securities.

Holders of The Company’s Common Stock

As of the date of this Prospectus, the Company has approximately 40 shareholders of record.

Reports

Upon the effectiveness of the Registration Statement of which this Prospectus is a part, the Company will be subject to certain reporting requirements and will file with the SEC annual reports including annual financial statements, certified by the Company’s independent accountants, and un-audited quarterly financial statements in its quarterly reports filed electronically with the SEC. All reports and information filed by the Company can be found at the SEC website, www.sec.gov.

Stock Transfer Agent

The Company does not have a Stock Transfer Agent as of this filing, but will appoint one in the near future.

E.  Financial Statements

The Company's financial statements are below on page F-1.

F.  Selected Financial Data

Working Capital

	December 31, 2011 $	December 31, 2010 $
Current Assets	179,328	0
Current Liabilities	228,367	24,449
Working Capital (Deficit)	(49,039)	(24,449)

Cash Flows

	December 31, 2011 $	For the Period from October 14, 2009 (date of inception) to December 31, 2011 $
Cash Flows from (used in) Operating Activities	(211,807)	(234,371)
Cash Flows from (used in) Investing Activities	(23,243)	(23,253)
Cash Flows from (used in) Financing Activities	409,413	431,987
Net Increase (decrease) in Cash During Period	173,363	174,363

G.  Supplementary Financial Information

Included with the Financial Statements beginning on Page F-1 below.

H. Management's Discussion and Analysis or Plan of Operation

THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ TOGETHER WITH THE FINANCIAL STATEMENTS OF TECHNOLOGY APPLICATIONS INTERNATIONAL CORPORATION AND THE NOTES TO FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS REGISTRATION STATEMENT ON FORM S-1.

Results for the Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

Revenues

The Company’s revenues for the year ended December 31, 2011 and the year ended December 31, 2010 were $1,500 and $0, respectively, which were due to the commencement of sales of the Renuéll™ skin cream product during the period ended December 31, 2011.

Cost of Revenues.

The Company’s cost of revenues for the year ended December 31, 2011 and the year ended December 31, 2010 was $625 and $0, respectively, which was due to finished goods inventory of the Renuéll™ skin cream product being sold to customers.

Gross Profit/Loss.

The Company’s gross profit/loss for the year ended December 31, 2011 and the year ended December 31, 2010 was $875 and $0, respectively, which was due to the difference between the sales price of the Renuéll™ skin cream and the cost of inventory being sold.

General and Administrative Expenses.

General and administrative expenses for the year ended December 31, 2011 and the year ended December 31, 2010 were $228,713 and $24,871, respectively. General and administrative expenses consisted primarily of consulting fees, rent, travel, meals and entertainment, and preparing reports and SEC filings relating to being a public company.

Net Loss.

Net loss for the year ended December 31, 2011 and the year ended December 31, 2010 was $(227,838) and $(24,871), respectively. The net loss for each of these periods was primarily related to general and administrative expenses exceeding the amount of revenues, if any, for the periods indicated.

Results for the Quarter Ended September 30, 2012 Compared to the Quarter Ended September 30, 2011

Operating Revenues

The Company’s revenues for the three months ended September 30, 2012 and September 30, 2011 were $1,827 and $1,200, respectively.

Cost of Revenues

The Company’s cost of revenues for the three months ended September 30, 2012 and September 30, 2011 were $827 and $500, respectively.

Gross Profit

The Company’s gross profit for the three months ended September 30, 2012 and September 30, 2011 was $1,010 and $700, respectively.

General and Administrative Expenses

General and administrative expenses for the three months ended September 30, 2012 and September 30, 2011 were $165,045 and $67,933, respectively. General and administrative expenses consisted primarily of consulting fees, officer compensation, interest expense and professional fees. The increase was primarily attributable to an increase in consulting fees of approximately $7,000 related to product sales and development, an increase in officer compensation of $30,000 as certain officers were approved for compensation and an increase in interest expense of approximately $26,000 related to convertible debentures.

Net Loss

Net loss for the three months ended September 30, 2012 was $(164,035) compared with a net loss of $(67,233) for the three months ended September 30, 2011.  The increased loss is due to normal operating expenses but with minimal sales.

Results for the Nine Months Ended September 30, 2012 Compared to the Nine Months Ended September 30, 2011

Operating Revenues

The Company’s revenues for the nine months ended September 30, 2012 and September 30, 2011 were $3,287 and $1,200, respectively.

Cost of Revenues

The Company’s cost of revenues for the nine months ended September 30, 2012 and September 30, 2011 were $1,148 and $500, respectively.

Gross Profit

The Company’s gross profit for the nine months ended September 30, 2012 and September 30, 2011 was $2,139 and $700, respectively.

General and Administrative Expenses

General and administrative expenses for the nine months ended September 30, 2012 and September 30, 2011 were $563,294 and $152,979, respectively. General and administrative expenses consisted primarily of consulting fees, officer compensation, interest expense and professional fees. The increase was primarily attributable to an increase in consulting fees of approximately $123,000 related to product sales and development, an increase in officer compensation of $90,000 as certain officers were approved for compensation and an increase in interest expense of approximately $45,000 related to convertible debentures.

Net Loss

Net loss for the nine months ended September 30, 2012 was $(561,155) compared with a net loss of $(152,979) for the nine months ended September 30, 2011.  The increased loss is due to normal operating expenses but with minimal sales.

Results for the Period from October 14, 2009 (inception of development stage) Through September30, 2012

Operating Revenues

The Company’s revenues for the period from October 14, 2009 (inception of development stage) through September 30, 2012 were $4,787.

Cost of Revenues

The Company’s cost of revenues for the period from October 14, 2009 (inception of development stage) through September 30, 2012 were $1,773.

Gross Profit

The Company’s gross profit for the period from October 14, 2009 (inception of development stage) through September 30, 2012 was $3,014.

General and Administrative Expenses

General and administrative expenses for the period from October 14, 2009 (inception of development stage) through September 30, 2012 were $819,453.  General and administrative expenses consist primarily of consulting fees, officer compensation, interest expense and professional fees appropriate for being a public company.

Net Loss

Net loss for the period from October 14, 2009 (inception of development stage) through September 30, 2012 was $(816,439).

Liquidity and Capital Resources

As at September 30, 2012, the Company had a cash balance and asset total of $113,326 and $325,560, respectively, compared with $174,363 and $198,551 of cash and total assets, respectively, as at December 31, 2011. The decrease in cash was due to normal operating activities whereas the increase in total assets was due to the purchase of inventory for operations. The Company acquired the skin care products (inventory) from Regenetech, with whom we have a distribution agreement with; the skin care products have a life expectancy/expiration date of two years.

As at September 30, 2012, the Company had total liabilities of $379,731 compared with $228,367 as at December 31, 2011. The increase in total liabilities was attributed to the issuance of a note payable in the amount of $125,000, an increase in accrued salaries of $90,000 and the issuance of two convertible debentures for $100,000 each.  These were, however, slightly offset by repayments of certain advances from an affiliate and the note payable in the amount of approximately $90,000 and $16,000, respectively.

The overall working capital increased from $49,039 deficit at December 31, 2011 to $27,853 at September 30, 2012.

Cashflow from Operating Activities

During the nine months ended September 30, 2012, cash used in operating activities was $(576,116) compared to $(162,257) for the nine months ended September 30, 2011. The increase in the amounts of cash used for operating activities was primarily due to the purchase of inventory and packaging materials for the sale of its skin care products, an increase in accrued salaries and the net loss. The Company acquired the skin care products from Regenetech, with whom we have a distribution agreement with; the skin care products have a life expectancy/expiration date of two years.

Cashflow from Investing Activities

During the nine months ended September 30, 2012 cash used in investing activities was $(470) compared to $(19,565) for the nine months ended September 30, 2011.

Cashflow from Financing Activities

During the nine months ended September 30, 2012, cash provided by financing activity was $515,549 compared to $183,002 for the nine months ended September 30, 2011.  The increase in cash provided by financing activities is due to the Company’s sale of common stock during February and March, 2012 netting approximately $416,000, receiving a $125,000 loan from an affiliate on June 24, 2012 and the issuance of a convertible debenture of $100,000 in September 2012.

Going Concern.

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive acquisitions and activities. For these reasons, the auditors stated in their report on the Company’s audited financial statements that they have substantial doubt that the Company will be able to continue as a going concern without further financing.

The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs for the next fiscal year and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. As of September 30, 2012, the Company has an accumulated deficit of $816,439, and if the Company is unable to obtain adequate capital, it could be forced to cease operations.

Over the next 12 months, the Company plans to continue selling its inventory of the line of cosmetics and start working with wholesalers and retailers to sell our product. Upon securing a contract with a wholesale or retail company, the Company plans to fulfill those orders and begin receiving greater revenues;  however, the Company cannot estimate the amount of time that it will take for those activities will to generate sufficient revenues. In order to continue as a going concern during the next fiscal year, the Company if it does not raise enough funds from this Offering will need, among other things, additional capital resources. Management’s plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

Future Financings.

We will continue to rely on equity sales of the Company’s common shares in order to continue to fund business operations. Issuances of additional shares will result in dilution to existing shareholders. There is no assurance that the Company will achieve any additional sales of the equity securities or arrange for debt or other financing to fund planned acquisitions and exploration activities.

Critical Accounting Policies.

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Management regularly evaluates the accounting policies and estimates that are used to prepare the financial statements. A complete summary of these policies is included in Note 2 of the Company’s audited financial statements. In general, management's estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Recently Issued Accounting Pronouncements.

In March 2010, the FASB (Financial Accounting Standards Board) issued Accounting Standards Update 2010-11 (ASU 2010-11), “Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives.” The amendments in this Update are effective for each reporting entity at the beginning of its first fiscal quarter beginning after June 15, 2010. Early adoption is permitted at the beginning of each entity’s first fiscal quarter beginning after issuance of this Update. The Company does not expect the provisions of ASU 2010-11 to have a material effect on the financial position, results of operations or cash flows of the Company.

In February 2010, the FASB issued ASU No. 2010-09 “Subsequent Events (ASC Topic 855) “Amendments to Certain Recognition and Disclosure Requirements” (“ASU No. 2010-09”). ASU No. 2010-09 requires an entity that is an SEC filer to evaluate subsequent events through the date that the financial statements are issued and removes the requirement for an SEC filer to disclose a date, in both issued and revised financial statements, through which the filer had evaluated subsequent events. The adoption did not have an impact on the Company’s financial position and results of operations.

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Off-Balance Sheet Arrangements.

The Company has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

I. Changes In and Disagreements with Accountants on Accounting and Financial Disclosure.

Since inception, the Company has had no changes in or disagreements with its accountants. The Company’s audited financial statements have been included in this prospectus in reliance upon Lake & Associates, LLC, Independent Registered Public Accounting Firm, as experts in accounting and auditing.

J.  Quantitative And Qualitative Disclosures About Market Risk

None

K.  Directors, Executive Officers, Promoters and Control Persons

Directors of the Company are elected by the shareholders to a term of one year and serve until their successors are elected and qualified.  Officers of the Company are appointed by the Board of Directors to a term of one year and serve until their successors are duly appointed and qualified, or until the officer is removed from office. The Board of Directors has no nominating, auditing or compensation committees.

The name, address, age and position of the company officer and director is set forth below:

Name	Age	Position with the Company	Director Since
Charles J. Scimeca	68	CEO, CFO, President, Treasurer, Secretary, & Director	April 12, 2010
John Stickler	44	Vice President, & Director	May 18, 2012

Mr. Scimeca has held the offices/positions since the inception of the Company and Mr. Stickler was appointed on May 18, 2012 to his respective office/positions, both are expected to hold said offices/positions until the next annual meeting of the shareholders. The persons named above are the company’s only officers, directors, promoters and control persons.

Background Information about The Company’s Officers and Directors

Charles J. Scimeca - Mr. Scimeca has served as Chief Executive Officer, Chief Financial Officer, Secretary and Director since April 2010. Since February 2003, Mr. Scimeca has served as President and Chief Executive Officer of Coast To Coast Equity Group, Inc., which provides consulting services for private companies going public, including investor relations and marketing services. Since January 1998, Mr. Scimeca has served as President and Chief Executive Officer of Coast To Coast Realty Group, Inc., which offers commercial and residential real estate services. Mr. Scimeca is a licensed real estate broker.

John Stickler – Mr. Stickler has served as Vice President and Director since May 18, 2012.  He has worked as a sales and marketing professional for over nineteen years. His experience is mainly in the corporate management of sales and in the selling of a product. From January 2007 until January 2011, Mr. Stickler was a consultant for Regenetech, Inc., whom our Company has a distribution agreement with.  While working for Regenetech, Mr. Stickler gained knowledge of the techniques necessary for manufacture and production of our cream as well as forming working relationships with the inventors of the Bio-Reactor that expands the fibroblast cells that make up the key ingredient for our cream. Mr. Stickler assisted Regenetech, Inc. in introducing their technologies and expansion services to healthcare professionals.  He test marketed the cream to individuals of both sexes with positive results. During this time period Mr. Stickler served as vice-president of Renuell, Inc. a Florida corporation that was dissolved in October of 2010. Renuell, Inc. did no business although it was formed.  No other corporations or organizations are a parent, subsidiary or other affiliate of the registrant that Mr. Stickler is or has been involved with. Because of Mr. Sticker’s knowledge of the cream from its inception and hands on relationships with N.A.S.A. and Regenetech, as well as his experience with marketing skin cream we appointed him as Vice-President and as a Director.

Corporate Governance

The Company does not have a compensation committee and it does not have an audit committee financial expert. It does not have a compensation committee because its Board of Directors consists of only two directors both of which are not independent as they are also officers.  There is no independent audit committee financial expert because it is believed the cost related to retaining a financial expert at this time is prohibitive in the circumstances of the Company. Further, because there are only minimal operations, at the present time, it is believed the services of a financial expert are not warranted.

Conflicts of Interest

The Company does not currently foresee any conflict of interest.

Section 16(a) Beneficial Ownership Reporting Compliance

16(a) of the Securities Exchange Act of 1934 requires the company directors and executive officers, and persons who own more than ten percent of the Company’s common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership of its common stock. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the company with copies of all Section 16(a) forms they file.  The Company intends to ensure to the best of its ability that all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners are complied with in a timely fashion.

L.  Executive Compensation and Corporate Governance

The table set forth below summarizes the annual and long-term compensation for services in all capacities, payable to the officers and directors for the fiscal year ended December 31, 2011. The Board of Directors may adopt an incentive stock option plan for the executive officers that would result in additional compensation.

Summary Compensation Table

Name and Principal Position	Fiscal Year Ended 12/31	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Charles J. Scimeca (1) President, CEO, CFO, Secretary, Treasurer and Director	2011	$-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2010	$-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
John Stickler Vice President, Director (1)(2)	2011	$-0-	-0-	-0-	-0-	-0-	-0-	-0-	$-0-

(3) The Company’s two officers and directors currently devote approximately 30-40 hours per week to manage the affairs of the Company, including, but not limited to the upkeep of Technology Applications International Corporation and the research and development associated with expanding the Company to new markets. Mr. Scimeca is the President, CEO, CFO, Secretary, Treasurer and a Director of the Company and Mr. Stickler is the Vice President and a Director of the Company. (2) Mr. Stickler was appointed as Vice President and Director on May 18, 2012, and is not compensated as a director.	(3)

Narrative Disclosure to Summary Compensation Table

There are no compensatory plans or arrangements, including payments to be received from the Company with respect to any executive officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company, or its subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of the Company.

Outstanding Equity Awards at Fiscal Year-End

No executive officer received any equity awards, or holds exercisable or unexercisable options, as of the year ended December, 2011.

OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
None	0	0	0	0	0	0	0	0	0

Long-Term Incentive Plans

There are no arrangements or plans in which the Company would provide pension, retirement or similar benefits for directors or executive officers.

Compensation Committee

The Company currently does not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Compensation of Directors

The Company’s directors receive compensation for their service on the Board of Directors.  Charles Scimeca, as of January 1, 2012, receives ten thousand ($10,000) dollars a month that can also be taken in the Company’s stock at the current price offered to investors. John Stickler receives up to $5,000 a month as a consultant to the Company; he does not receive any compensation as a director. No compensation was given to the directors in the fiscal year of 2011.

Name	Year	Fees earned or paid in cash 0($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Charles J. Scimeca	2011	-0-	-0-	-0-	-0-	-0-	-0-	-0-
John Stickler(1)	2011	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1) Mr. Stickler was elected as a director on May 18, 2012; he is not compensated as a director.

Director Independence

The Board of Directors is currently composed of two members. Neither, Charles J. Scimeca, or John Stickler qualify as an independent directors in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of the Company’s employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, the board of directors has not made a subjective determination as to each director that no relationships exist which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, though such subjective determination is required by the NASDAQ rules. Had the board of directors made these determinations, the board of directors would have reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities and relationships as they may relate to the Company and its management.

Security Holders Recommendations to Board of Directors

The Company welcomes comments and questions from the shareholders. Shareholders can direct communications to the Chief Executive Officer, Charles J. Scimeca, at our executive offices. However, while the Company appreciates all comments from shareholders, it may not be able to individually respond to all communications. Management attempts to address shareholder questions and concerns in press releases and documents filed with the SEC so that all shareholders have access to information about the Company at the same time. Mr. Scimeca collects and evaluates all shareholder communications. All communications addressed to the director and executive officer will be reviewed by Mr. Scimeca unless the communication is clearly frivolous.

M. Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth certain information at November 26, 2012, with respect to the beneficial ownership of shares of Common Stock by (i) each person known to the Company who owns beneficially more than 5% of the outstanding shares of Common Stock (based upon reports which have been filed and other information known to the Company), (ii) each of the Directors, (iii) each of the Executive Officers and (iv) all of the Executive Officers and Directors as a group. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares shown. As of August 23, 2012, the Company had 117,248,000 shares of Common Stock issued and outstanding.

Beneficial Name of Owner	No. of Shares Before Offering	No. of Shares After Offering	Percentage of Ownership Before Offering (1)	Percentage of Ownership After Offering
Charles J. Scimeca	104,800,000	104,800,000	89.4%	87.2%
John Stickler	-0-	-0-	-0-	-0-
All Officers and Directors as a Group	104,800,000	104,800,000	89.4%	87.2%

(1) Under Rule 13d-3 promulgated under the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

Changes in Control

There are no present arrangements or pledges of the Company’s securities which may result in a change in control of the Company.

Future Sales by Principal Shareholders

A total of 104,800,000 shares have been issued to the company officers, directors and affiliates and are restricted securities, as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Act. Under Rule 144, such shares can be publicly sold, subject to volume restrictions and certain restrictions on the manner of sale, commencing one year after their acquisition. Any sale of these shares (after applicable restrictions expire) may have a depressive effect on the price of the Company’s common stock in any market that may develop, of which there can be no assurance.  The principal shareholders do not have any plans to sell their shares at any time after this offering is complete.

N. Transactions With Related Persons, Promoters And Certain Control Persons

Coast To Coast Equity Group, Inc., a Florida corporation, a related party, that Charles J. Scimeca is the Chief Executive Officer of, has provided loans to the Company in the amount of $136,500 and $117,900 for the periods ending September 30, 2012 and December 31, 2011, respectively. The loans accrue simple interest at a rate of ten percent (10%) a year.  Coast to Coast Equity Group, Inc., periodically rents the Company the use of a recreational vehicle which is utilized for advertising and promotional events. The company is charges $1,729 for each month of use and is payable in arrears. For the three months ended September 30, 2012 the Company recorded expense of $1,729 and $10,404, respectively. No amounts were expensed during 2011 nor due at December 31, 2011. The Company has not paid any principal or interest on these loans.

From time to time the Company borrows money from its directors. For the period ended September 30, 2012, the amount due to related parties is $109,000. These advances were made by Mr. Scimeca and bear interest at ten percent (10.0%) per annum and they are due on demand. No amount was owed during 2011 nor due at December 31, 2011. The Company has not paid any principal or interest on this loan.

Except for the foregoing, none of the following persons has any direct or indirect material interest in any transaction to which the Company was or is a party since the beginning of the  last fiscal year, or in any proposed transaction to which the Company proposes to be a party:

(A) any of the director(s) or executive officer(s);

(B) any nominee for election as one of the Company’s directors;

(C) any person who is known by the Company to beneficially own, directly or indirectly, shares carrying more than 5% of the voting rights attached to the Company’s Common Stock; or

(D) any member of the immediate family (including spouse, parents, children, siblings and in-  laws) of any of the foregoing persons named in paragraph (A), (B) or (C) above.

There are not currently any conflicts of interest by or among the Company’s current officers, directors, key employees or advisors. The Company has not yet formulated a policy for handling conflicts of interest; however, it intends to do so upon completion of this offering and, in any event, prior to hiring any additional employees.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the By-Laws of the Company, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or other control person in connection with the securities being registered, the Company will, unless in the opinion of legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it, is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

AVAILABLE INFORMATION

The Company has filed a registration statement on Form S-1, of which this prospectus is a part, with the U.S. Securities and Exchange Commission (the “SEC”). We are subject to the informational requirements of the Exchange Act and, in accordance therewith, will file all requisite reports, such as Forms 10-K, 10-Q and 8-K, proxy statements, pursuant to Section 13(a) or 15(d) of the Exchange Act, and other information as required. Such reports, proxy statements, this registration statement and other information, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street NE, Washington, D.C. 20549. Copies of all materials may be obtained from the Public Reference Section of the SEC’s Washington, D.C. office at prescribed rates.  You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. The Company will voluntarily provide electronic or paper copies of its filings with the SEC free of charge upon request.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The Company’s fiscal year end is December 31st.  The Company will provide audited financial statements to its shareholders on an annual basis; the statements will be prepared and then will be audited by the independent PCAOB registered CPA firm Lake & Associates, CPA’s, LLC.

TECHNOLOGY APPLICATIONS INTERNATIONAL CORPORATION AND SUBSIDIARIES
( A DEVELOPMENT STAGE COMPANY )

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AND
CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011

CONTENTS F-1

Independent Registered Public Accounting Firm	F-2

Consolidated Financial Statements

Consolidated Balance Sheets	F-3

Statements of Operations	F-5

Statements of Changes in Shareholders' Deficit	F-6

Statements of Cash Flows	F-7

Notes to Consolidated Financial Statements	F-10

Condensed Consolidated Financial Statements for the interim period ended September 30, 2012	F-13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Technology Applications International Corporation and Subsidiaries

We have audited the accompanying balance sheet of Technology Applications International Corporation and Subsidiaries (a development stage enterprise)(the “Company”) as of December 31, 2011 and 2010 and the related statements of operations, shareholders’ equity/(deficit), and cash flows for the years then ended, and for the period from October 14, 2009 (inception) through December 31, 2011. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Technology Applications International Corporation and Subsidiaries (a Florida corporation) as of December 31, 2011 and 2010 and the results of its operations and its cash flows for the years then ended and the period October 14, 2009 (inception) through December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed further in Note 1, the Company has been in the development stage since its inception (October 14, 2009) and continues to incur significant losses. The Company's viability is dependent upon its ability to obtain future financing and the success of its future operations. These factors raise substantial doubt as to the Company's ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Lake & Associates CPA’s LLC

Lake & Associates CPA’s LLC

Schaumburg, Illinois

April 11, 2012

TECHNOLOGY APPLICATIONS INTERNATIONAL CORPORATION AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEETS

	December 31,
ASSETS	2011	2010

Current assets
Cash and cash equivalents	$ 174,363	$ -
Other current assets	4,965	-
Total current assets	179,328	-

Intangible assets, net	1,680	-
Machinery and equipment, net	17,543	103

Total assets	$ 198,551	$ 103

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Liabilities
Accounts payable and accrued expenses	$ 10,000	$ 4,875
Loan from affiliate	117,937	19,574
Deposit	100,000	-
Other current liabilities	430	-

Total liabilities	228,367	24,449

Shareholders' equity (deficit)
Preferred stock, par value, $0.001 per share, 50,000,000 shares
authorized, none issued or outstanding	-	-
Common stock, par value $0.001 par value, 300,000,000 shares authorized,
116,454,000 and 3,100,000 shares issued and outstanding at
December 31, 2011 and 2010, respectively.	116,454	3,100
Additional paid in capital	109,014	-
Accumulated deficit	(255,284)	(27,446)
Total shareholders' deficit	(29,816)	(24,346)

Total liabilities and shareholders' deficit	$ 198,551	$ 103

See accompanying notes to the condensed consolidated financial statements

TECHNOLOGY APPLICATIONS INTERNATIONAL CORPORATION AND SUBSIDIARIES

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

Year Ended December 31, 2011 and 2010 and Period from October 14, 2009

(Inception of Development Stage) through December 31, 2011

	Year Ended December 31, 2011	Year Ended December 31, 2010	Period from October 14, 2009 (inception of development stage) through December 31, 2011
Revenues	$ 1,500	$ -	$ 1,500

Cost of revenues	625	-	625

Gross profit	875	-	875

Expenses
General and administrative	228,713	24,871	256,159

Net loss	$ (227,838)	$ (24,871)	$ (255,284)

Loss per share
Basic and diluted	$ (0.01)	$ (0.01)

Weighted average number of shares
Basic and diluted	25,320,545	3,035,068

See accompanying notes to the condensed consolidated financial statements

TECHNOLOGY APPLICATIONS INTERNATIONAL CORPORATION AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIT

Year Ended December 31, 2011 and 2010

	Common Shares	Common Shares	Additional Paid-in Capital	Accumulated Deficit	Total

Balance, January 1, 2010	3,000,000	$ 3,000	$ -	$ (2,575)	$ 425

Shares issued for equipment	100,000	100	-	-	100

Net loss	-	-	-	(24,871)	(24,871)

Balance, December 31, 2010	3,100,000	3,100	-	(27,446)	(24,346)

Shares issued for cancellation of debt	101,800,000	101,800	-	-	101,800

Shares issued for services rendered	11,318,000	11,318	-	-	11,318

Shares issued for cash	236,000	236	117,764	-	118,000

Syndication costs	-	-	(8,750)	-	(8,750)

Net loss	-	-	-	(227,838)	(227,838)

Balance, December 31, 2011	116,454,000	$ 116,454	$ 109,014	$ (255,284)	$ (29,816)

See accompanying notes to the condensed consolidated financial statements

TECHNOLOGY APPLICATIONS INTERNATIONAL CORPORATION AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended December 31, 2011 and 2010 and Period from October 14, 2009
(Inception of Development Stage) through December 31, 2011

	Year Ended December 31, 2011	Year Ended December 31, 2010	Period from October 14, 2009 (inception of development stage) through December 31, 2011
Cash flows from operating activities
Net loss	$ (227,838)	$ (24,871)	$ (255,284)
Adjustments to reconcile net income to
net cash used in operating activities:
Depreciation and amortization	4,123	7	4,130
Shares issued for services rendered	11,318	-	11,318
Change in current assets and current liabilities:
Increase in other current assets	(4,965)	-	(4,965)
Increase in accounts payable and	5,125	3,805	10,000
accrued expenses
Increase in other current liabilities	430	-	430
Net cash used in operating activities	(211,807)	(21,059)	(234,371)

Cash flows from investing activities
Purchase of equipment	(21,543)	(110)	(21,553)
Increase in trademarks	(1,700)	-	(1,700)
Net cash used in investing activities	(23,243)	(110)	(23,253)

Cash flows from financing activities
Proceeds from affiliate	200,163	19,574	219,737
Deposit	100,000	-	100,000
Proceeds from issuance of common stock	109,250	100	112,250
Net cash provided by financing activities	409,413	19,674	431,987

Net change in cash and cash equivalents	174,363	(1,495)	174,363
Cash and cash equivalents, beginning balance	-	1,495	-
Cash and cash equivalents, ending balance	$ 174,363	$ -	$ 174,363

Supplemental disclosure of cash flow information
Income taxes paid	$ -	$ -	$ -
Interest paid	$ -	$ -	$ -

Non-cash transactions affecting Operating
Investing and Financing activities
Issuance of common stock - shareholder note payable	$ 101,800		$ 101,800
Issuance of common stock for services	$ 11,318		$ 11,318

See accompanying notes to the condensed consolidated financial statements

TECHNOLOGY APPLICATIONS INTERNATIONAL CORPORATION AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

1.

Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Technology Applications International Corporation (formerly Raj Ventures, Inc.) (“Technology”) was incorporated on October 14, 2009 under the laws of Florida.  Renuéll Int’l, Inc. and NueEarth, Inc., Technology’s wholly owned subsidiaries and Technology, collectively, are referred to here-in as the “Company”, a development stage company.  The Company is engaged in developing market entry technology products and services into early and mainstream technology products and services.  Through our subsidiaries, we are focused on developing and manufacturing a line of technologically advanced skin care products and providing environmental management solutions that use electron particle accelerator technology.

Principles of Consolidation

The consolidated financial statements include the accounts of Technology Applications International Corporation and its wholly owned subsidiaries, Renuéll Int’l, Inc. and NueEarth, Inc.  All significant inter-company accounts and transactions have been eliminated in consolidation.

Basis of Presentation and Going Concern Considerations

The accompanying consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) applicable to a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs.  The Company’s ability to continue as a going concern is highly dependent upon management’s ability to increase near-term operating cash flows and obtain additional working capital through the issuance of debt and or equity.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.

These consolidated financial statements present the financial condition, and results of operations and cash flows of the operating companies.

Development Stage Risk

Since its inception, the Company has been dependent upon the receipt of capital investment to fund its operating activities.  In addition to the normal risks associated with a new business venture, there can be no assurance that the Company’s business plans will be successfully executed.  The Company’s ability to execute its business plans is dependent on its ability to obtain additional debt and equity financing and achieving a profitable level of operations.  There can be no assurance that sufficient financing will be obtained or that we will achieve a profitable level of operations.

The Company has minimal revenues generated from operations due to the sale of sample products.  Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise” as set forth in Accounting Standards Codification (“ASC”) 915 “Development Stage Entities”.  Among the disclosures required are that the Company’s financial statements be identified as those of a development stage company and that the statements of operations, shareholders’ equity / (deficit) and cash flows disclose activity since the date of the Company’s inception.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and their reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Risks and Uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements and limited operating history.

Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur.  The Company's management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment.  In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company's legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be provided for in the Company's consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

There were no contingencies which could be evaluated at December 31, 2011.

Machinery and Equipment

Machinery and equipment are recorded at cost.  Expenditures for maintenance and repairs are charged to earnings as incurred whereas additions, renewals and betterments are capitalized.  When machinery and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations.  Depreciation of machinery and equipment is provided using the straight-line method over the assets estimated useful lives of approximately 5 to 7 years.  Leasehold improvements, if any, are amortized on a straight-line basis over the term of the lease or the estimated useful lives, whichever is shorter.

Machinery and equipment, as of December 31, 2011 and 2010, consisted of the following:

	Estimated Useful Lives	2011	2010

Computer Equipment	3 Years	$ 4,162	$ -
Machinery and equipment	5 Years	3,418	110
Furniture and fixtures	7 Years	14,073	-
Accumulated depreciation		(4,110)	(7)
		$ 17,543	$ 103

Depreciation expense for the years ended December 31, 2011 and 2010 was $4,103 and $7, respectively.

Intangible Assets

Intangible consist of trademarks which are being amortized using the straight-line method over their estimated period of benefit, twenty years.  We evaluate the recoverability of intangible assets periodically and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists.  All of our intangible assets are subject to amortization.  No impairments of intangible assets have been identified during any of the periods presented.

The estimated future amortization expense related to trademarks as of December 31, 2011 is as follows:

2012	$ 21
2013	21
2014	21
2015	21
2016	21
Thereafter	1,575

Amortization expense for the years ended December 31, 2011 and 2010 was $20 and $0, respectively.

Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of definite-lived assets to be held and used is measured by comparison of the carrying amount of an asset to future undiscounted cash flow expected to be generated by the asset.  If such assets are impaired, the impairment is recognized as the amount by which the carrying amount exceeds the estimated future cash flows.  Assets to be sold are reported at the lower of the carrying amount or the fair value less costs to sell.  Indefinite-lived assets are tested for impairment annually or when impairment is suspected by a comparison of the carrying amount of the asset to the net present value of future cash flows expected to be generated by the asset.  There were no impaired assets at December 31, 2011.

Fair Value of Financial Instruments

The Company considers that the carrying amount of current assets and current liabilities approximate fair value.

Revenue Recognition

The Company's revenue recognition policies are in compliance with Staff Accounting Bulletin No. 104, "Revenue Recognition."  Sales revenue which has been insignificant to December 31, 2011, is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured.  Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Major Customers

About twenty percent (20%) of the revenue we generated is from a major customer, who purchased two (2) large bottles of our Renuélle skin cream for three hundred dollars ($300.00) total.

Research and Development Costs

Research and development costs, which relate primarily to the development, design and testing of products, are expensed as incurred.  Such costs were $18,121 and $ 0 for the years ended December 31, 2011 and 2010, respectively.

Advertising and Marketing

Advertising and marketing expenses are expensed as incurred.  Expense recorded for the years ended December 31, 2011 and 2010 were $10,375 and $ 0, respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income during the period that includes the enactment date.  The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained.  Recognized income tax positions are measured at the largest amount that is greater than

50% likely of being realized.  Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.  The Company records interest related to unrecognized tax benefits in interest expense and penalties in general and administrative expenses.  No interest expense or penalties have been assessed as of, and for the years ended, December 31, 2011 and 2010.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash accounts.  The Company places its cash in what it believes to be credit-worthy financial institutions.  Accounts at each financial institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000.  At December 31, 2011 and 2010, the Company’s cash balances did not exceed federally insured limits.

Earnings (Loss) Per Common Share

Basic earnings (loss) per share are computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period.  Diluted earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common and potentially dilutive common shares outstanding during the period.  There were no potentially dilutive common shares outstanding during the period.

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Update No. 2011-04, Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (“ASU No. 2011-04”).  ASU No. 2011-04 provides a uniform framework for fair value measurements and related disclosures between GAAP and International Financial Reporting Standards (“IFRS”) and requires additional disclosures, including: (i) quantitative information about unobservable inputs used, a description of the valuation processes used, and a qualitative discussion about the sensitivity of the measurements to changes in the unobservable inputs, for Level 3 fair value measurements; (ii) fair value of financial instruments not measured at fair value but for which disclosure of fair value is required, based on their levels in the fair value hierarchy; and (iii) transfers between Level 1 and Level 2 of the fair value hierarchy.  ASU No. 2011-04 is effective for interim and annual periods beginning on or after December 15, 2011.  The adoption of this update on January 1, 2012 is not expected to have a material impact on our consolidated financial statements.

In June 2011, the FASB issued Update No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (“ASU No. 2011-05”).  ASU No. 2011-05 requires the presentation of net income and other comprehensive income in one continuous statement or in two separate but consecutive statements.  ASU No. 2011-05 is effective for interim and annual periods beginning on or after December 15, 2011, with early adoption permitted.  The Company will adopt this guidance January 1, 2012 and is not expected to have a material impact on our consolidated financial statements.

2.

Commitments and Contingencies

The Company leases its corporate office space under an agreement expiring November 7, 2012.  The lease contains provisions for escalations.

Future minimum lease payments are approximately as follows:

2012

$29,500

Rent expense was approximately $34,900 and $7,000 for the years ended December 31, 2011 and 2010, respectively.

3.

Deposit

During December 2011, the Company received $100,000 as deposit for entering into a distribution rights agreement.  As discussed in Note 7, the Company converted this deposit into a convertible debenture subsequent to year-end.

4.

Capital Stock

Common Stock

On August 26, 2010, the Company issued 100,000 shares of its common stock to purchase equipment.

On October 20, 2011, the Company issued 101,800,000 shares of its common stock as payment for cancellation of debt for part of the amount due to its related party.

On October 28, 2011, the Company issued 5,727,000 shares of its common stock to a consultant as payment for services rendered.

On November 8, 2011, the Company issued 5,591,000 shares of its common stock to a consultant as payment for services rendered.

During November and December 2011, the Company issued 236,000 shares of its common stock through a private placement to several investors for total cash consideration of $118,000.

As discussed in Note 7, the Company issued 794,000 shares of its common stock and warrants to purchase up to 794,000 shares of its common stock subsequent to December 31, 2011.

Stock Purchase Warrants

In conjunction with the Private Placement Memorandum dated October 28, 2011, the Company is offering up to 10,000 Units.  Each Unit consists of 1,000 shares of common stock priced at $0.50 per share and one Class A Warrant to purchase 1,000 shares of common stock with an exercise price of $1.00 per share.  These warrants expire on the earlier of (i) 180 days after the common stock commences quotation on the OTC Bulletin Board or (ii) one year after the date of issuance.

Warrants to purchase up to 236,000 shares of common stock have been issued in accordance with the Private Placement Memorandum stated above and are outstanding at December 31, 2011.  As these warrants were issued as part of a unit sold, there has been no value assigned to them.

5.

Income Taxes

As of December 31, 2011, the Company had net operating loss carry forwards for income purposes of approximately $250,000 that may be offset against future taxable income.  The net operating loss carry-forwards expire through the year 2032.  Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs or a change in the nature of the business.  Therefore, the amount available to offset future taxable income may be limited.

No tax benefit has been reported in the consolidated financial statements for the realization of loss carry-forwards, as the Company believes there is high probability that the carry-forwards will not be utilized in the foreseeable future. Accordingly, the potential tax benefits of the loss carry-forwards are offset by a valuation allowance as follows:

Deferred tax asset	$ 96,865
Valuation allowance	(96,865)
Net	$ -

6.

Related Parties

An affiliate of the Company, an entity owned by the Company’s sole officer, has been funding operations of the Company by making payments directly to third parties or advancing monies to the Company.  These amounts bear no interest and are payable on demand.  Amounts due to the affiliate at December 31, 2011 and 2010 are approximately $117,900 and $19,600, respectively.

7.

Subsequent Events

We have evaluated subsequent events through the date our financial statements were issued.

Subsequent to December 2011, the Company issued 794,000 shares of its common stock and warrants to purchase up to 794,000 shares of its common stock through a private placement dated October 28, 2011 to several investors for total cash consideration of $397,000.

Subsequent to December 31, 2011, the Company converted the $100,000 deposit to a convertible debenture.  The convertible debenture bears interest at a rate of five-percent (5%) per annum and is payable March 27, 2014.  At the Holder’s option, principle and unpaid accrued interest shall be convertible into common stock at a rate of $0.50 per share.  In addition to the common stock, the Holder shall receive warrants to purchase an equal number of shares of common stock exercisable at $1.00 per share at the earlier of 180 days after the common stock commences quotation on the OTC Bulletin Board or March 21, 2013.

TECHNOLOGY APPLICATIONS INTERNATIONAL CORPORATION

(A Development Stage Company)

Condensed Consolidated Financial Statements

(Expressed in US dollars)

September 30, 2012 (unaudited)

Financial Statement Index F-13

Consolidated Balance Sheets (unaudited)	F-14
Consolidated Statements of Operations (unaudited	F-15
Consolidated Statements of Cash Flows (unaudited)	F-16
Notes to the Consolidated Financial Statements (unaudited)	F-17

TECHNOLOGY APPLICATIONS INTERNATIONAL CORPORATION AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED BALANCE SHEETS

	September30,	December 31,
	2012	2011
ASSETS	(Unaudited)	(Audited)

Current assets
Cash and cash equivalents	$ 113,326	$ 174,363
Accounts receivable	198	-
Inventories	190,324	-
Other current assets	5,155	4,965
Total current assets	309,003	179,328
Trademarks, net	2,075	1,680
Machinery and equipment, net	14,482	17,543

Total assets	$ 325,560	$ 198,551

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Liabilities
Accounts payable and accrued expenses	$ 144,620	$ 10,000
Advances from affiliate	27,487	117,937
Loan from affiliate	109,000	-
Deposit	-	100,000
Other current liabilities	43	430
Total current liabilities	281,150	228,367
Convertible debentures	98,581	-

Total liabilities	379,731	228,367

Shareholders' equity (deficit)
Preferred stock, par value, $0.001 per share, 50,000,000 shares
authorized, none issued or outstanding	-	-
Common stock, par value $0.001 par value, 300,000,000 shares authorized
117,248,000 and 116,454,000 shares issued and outstanding at
September 30, 2012 and December 31, 2011, respectively.	117,248	116,454
Additional paid in capital	645,020	109,014
Accumulated deficit	(816,439)	(255,284)

Total shareholders' deficit	(54,171)	(29,816)

Total liabilities and shareholders' deficit	$ 325,560	$ 198,551

See accompanying notes to the condensed consolidated financial statements

TECHNOLOGY APPLICATIONS INTERNATIONAL CORPORATION AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

Three and Nine Months Ended September 30, 2012 and 2011 and Period from October 14, 2009
(Inception of Development Stage) through September 30, 2012

	Three Months Ended September 30,		Nine Months Ended September 30,		Period from October 14, 2009 (inception of development stage) through September 30, 2012
	2012	2011	2012	2011

Revenues	$ 1,837	$ 1,200	$ 3,287	$ 1,200	$ 4,787

Cost of revenues	827	500	1,148	500	1,773

Gross profit	1,010	700	2,139	700	3,014

Expenses
General and administrative	165,045	67,933	563,294	152,979	819,453

Net loss	$ (164,035)	$ (67,233)	$ (561,155)	$ (152,279)	$ (816,439)

Loss per share
Basic and diluted	Nil	$ (0.02)	Nil	$ (0.05)

Weighted average number of shares
Basic and diluted	117,248,000	3,100,000	117,204,686	3,100,000

See accompanying notes to the condensed consolidated financial statements

TECHNOLOGY APPLICATIONS INTERNATIONAL CORPORATION AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

Nine Months Ended September 30, 2012 and 2011 and Period from October 14, 2009
(Inception of Development Stage) through September 30, 2012

	For the nine month period ended September 30,		Period from October 14, 2009 (inception of development stage) through September 30, 2012
	2012	2011
Cash flows from operating activities
Net loss	$ (561,155)	$ (152,279)	$ (816,439)
Adjustments to reconcile net income to
net cash used in operating activities:
Depreciation and amortization	3,136	22	7,266
Shares issued for services rendered	-	-	11,318
Imputed interest on beneficial conversion feature of warrants
attached to convertible debenture.	38,382	-	38,382
Change in current assets and current liabilities:
(Increase) in accounts receivable	(198)	-	(198)
(Increase) in inventory	(190,324)	(9,500)	(190,324)
(Increase) in other current assets	(190)	-	(5,155)
Increase (Decrease) in accounts payable and accrued expenses	134,620	(500)	144,620
Increase (decrease) in other current liabilities	(387)	-	43
Net cash used in operating activities	(576,116)	(162,257)	(810,487)

Cash flows from investing activities
Purchase of equipment	-	(19,565)	(21,653)
Increase in trademarks	(470)	-	(2,170)
Net cash used in investing activities	(470)	(19,565)	(23,823)

Cash flows from financing activities
Advances from affiliate	(90,450)	183,002	129,287
Loan from affiliate	125,000	-	125,000
Repayment of loan from affiliate	(16,000)	-	(16,000)
Convertible debenture	31,944	-	131,944
Proceeds from issuance of common stock	465,055	-	577,405
Net cash provided by financing activities	515,549	183,002	947,636

Net change in cash and cash equivalents	(61,037)	1,180	113,326
Cash and cash equivalents, beginning balance	174,363	-	-
Cash and cash equivalents, ending balance	$ 113,326	$ 1,180	$ 113,326

Supplemental disclosure of cash flow information
Income taxes paid	$ -	$ -	$ -
Interest paid	$ -	$ -	$ -

Non-cash transactions affecting Operating,
Investing and Financing activities
Deposit converted to convertible debenture	$ 100,000	$ -	$ 100,000
Issuance of common stock - shareholder note payable	$ -	$ -	$ 101,800
Issuance of common stock for services	$ -	$ -	$ 11,318

See accompanying notes to the condensed consolidated financial statements

TECHNOLOGY APPLICATIONS INTERNATIONAL CORPORATION AND SUBSIDIARIES

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.

Nature of Operations and Basis of Presentation

Nature of Operations

Technology Applications International Corporation (formerly Raj Ventures, Inc.) (“Technology”) was incorporated on October 14, 2009 under the laws of Florida.  Renuell Int’l, Inc. and NueEarth, Inc., Technology’s wholly owned subsidiaries and Technology, collectively, are referred to here-in as the “Company”, a development stage company.  The Company is engaged in developing market entry technology products and services into early and mainstream technology products and services.  Through our subsidiaries, we are focused on developing and manufacturing a line of technologically advanced skin care products and providing environmental management solutions that use electron particle accelerator technology.

Principles of Consolidation

The consolidated financial statements include the accounts of Technology Applications International Corporation and its wholly owned subsidiaries, Renuell Int’l, Inc. and NueEarth, Inc.  All significant inter-company accounts and transactions have been eliminated in consolidation.

Basis of Presentation and Going Concern Considerations

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.  In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included.  Operating results for the nine months ended September 30, 2012 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2012.

For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

The accompanying financial statements have been presented on the basis that it is a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs.  The Company’s ability to continue as a going concern is highly dependent upon management’s ability to increase near-term operating cash flows and obtain additional working capital through the issuance of debt and or equity.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.

These consolidated financial statements present the financial condition, and results of operations and cash flows of the operating companies.

Development Stage Risk

Since its inception, the Company has been dependent upon the receipt of capital investment to fund its operating activities.  In addition to the normal risks associated with a new business venture, there can be no assurance that the Company’s business plans will be successfully executed.  The Company’s ability to execute its business plans is dependent on its ability to obtain additional debt and equity financing and achieving a profitable level of operations.  There can be no assurance that sufficient financing will be obtained or that we will achieve a profitable level of operations.

The Company has minimal revenues generated from operations due to the sale of sample products.  Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise” as set forth in

Accounting Standards Codification (“ASC”) 915 “Development Stage Entities”.  Among the disclosures required are that the Company’s financial statements be identified as those of a development stage company and that the statements of operations, shareholders’ equity / (deficit) and cash flows disclose activity since the date of the Company’s inception.

2.

Inventories

Inventories are stated at the lower of cost or market value.  The Company reduces the value of its inventories to market value when the value is believed to be less than the cost of the item.

	September 30, 2012	December 31, 2011

Packaging materials	$ 39,911	$ 0
Finished goods	150,413	0

Total Inventories	$ 190,324	$ 0

No reserves for inventory have been deemed necessary at September 30, 2012.

3.

Major Customers

Three and two customers accounted for 54% and 71% of total sales for the nine and three months ended September 30, 2012, respectively.  No customers accounted for greater than 10% of total sales for the same periods of 2011.

4.    Machinery and Equipment

Machinery and equipment are recorded at cost.  Expenditures for maintenance and repairs are charged to earnings as incurred whereas additions, renewals and betterments are capitalized.  When machinery and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations.  Depreciation of machinery and equipment is provided using the straight-line method over the assets estimated useful lives of approximately 3 to 7 years.  Leasehold improvements, if any, are amortized on a straight-line basis over the term of the lease or the estimated useful lives, whichever is shorter.

Machinery and equipment, as of September 30, 2012 and December 31, 2011, consisted of the following:

	Estimated Useful Lives	September 30, 2012	December 31, 2011

Computer Equipment	3 Years	$ 4,162	$ 4,162
Machinery and equipment	5 Years	3,418	3,418
Furniture and fixtures	7 Years	14,073	14,073
Accumulated depreciation		(7,171)	(4,110)

		$ 14,482	$ 17,543

Depreciation expense for the nine month periods ended September 30, 2012 and 2011 were $3,061 and $22, respectively.  Depreciation expense for the three month periods ended September 30, 2012 and 2011 were $1,020 and $7, respectively.

5.

Loan from Affiliate

	September 30, 2012	December 31, 2011
Loan from affiliate bearing interest at 10.0% per annum, payable upon demand.	$ 109,000	$ --

6.

Convertible Debenture

During March 2012, the Company converted the $100,000 deposit into a convertible debenture.  The convertible debenture bears interest at a rate of five-percent (5%) per annum and is payable March 27, 2014.  At the Holder’s option, principle and unpaid accrued interest shall be convertible into common stock at a rate of $0.50 per share.  In addition to the common stock, the Holder shall receive warrants to purchase an equal number of shares of common stock exercisable at $1.00 per share at the earlier of 180 days after the common stock commences quotation on the OTC Bulletin Board or March 21, 2013.

On September 26, 2012, the Company issued a $100,000 convertible debenture.  The convertible debenture bears interest at a rate of five-percent (5%) per annum and is payable September 21, 2013.  At the Holder’s option, principle and unpaid accrued interest shall be convertible into common stock at a rate of $0.50 per share.  In addition to the common stock, the Holder shall receive warrants to purchase an equal number of shares of common stock exercisable at $1.00 per share at the earlier of 180 days after the common stock commences quotation on the OTC Bulletin Board or September 26, 2013.

The Company utilized an option valuation model to calculate the fair value of the warrants granted utilizing the following assumptions:

Risk-free interest rate	0.17% - 0.19%
Volatility	243.0% - 250.0%
Dividend Rate	None
Life in years	1.0

The risk-free interest rate is based upon the U.S. Treasury yield in effect at the time of grant for periods corresponding with the expected life of the warrants.  The expected volatility for 2011 was based upon the Company’s peer group in the industry in which it does business because the company did not have historical volatility data for its own stock.  The dividend rate assumption is excluded from the calculation as the Company intends to retain all earnings.  The expected life of the warrants represents management’s best estimate based upon the unknown date which the Company’s common stock shall commence quotation on the OTC Bulletin Board.

The total fair value of warrants at September 30, 2012 and December 31, 2011 was $139,800 and $0.00, respectively.  The Company accreted $38,382 and $18,791 of interest expense for the beneficial conversion feature on the warrants for the nine and three month periods ended September 30, 2012.

7.

Capital Stock

Common Stock

On August 26, 2010, the Company issued 100,000 shares of its common stock to purchase equipment.

On October 20, 2011, the Company issued 101,800,000 shares of its common stock as payment for cancellation of debt for part of the amount due to its related party.

On October 28, 2011, the Company issued 5,727,000 shares of its common stock to a consultant as payment for services rendered.

On November 8, 2011, the Company issued 5,591,000 shares of its common stock to a consultant as payment for services rendered.

During November and December 2011, the Company issued 236,000 shares of its common stock through a private placement to several investors for total cash consideration of $118,000.

During January and February 2012, the Company issued 794,000 shares of its common stock through a private placement for total cash consideration of $397,000.

Stock Purchase Warrants

In conjunction with the Private Placement Memorandum dated October 28, 2011, the Company is offering up to 10,000 Units.  Each Unit consists of 1,000 shares of common stock priced at $0.50 per share and one Class A

Warrant to purchase 1,000 shares of common stock with an exercise price of $1.00 per share.  These warrants expire on the earlier of (i) 180 days after the common stock commences quotation on the OTC Bulletin Board or (ii) one year after the date of issuance.

Warrants to purchase up to 1,030,000 shares of common stock have been issued in accordance with the Private Placement Memorandum stated above and are outstanding at September 30, 2012.  As these warrants were issued as part of a unit sold, there has been no value assigned to them.

8.

Income Taxes

As of December 31, 2011, the Company had net operating loss carry forwards for income purposes of approximately $454,000 that may be offset against future taxable income.  The net operating loss carry-forwards expire through the year 2033.  Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs or a change in the nature of the business.  Therefore, the amount available to offset future taxable income may be limited.

No tax benefit has been reported in the consolidated financial statements for the realization of loss carry-forwards, as the Company believes there is high probability that the carry-forwards will not be utilized in the foreseeable future. Accordingly, the potential tax benefits of the loss carry-forwards are offset by a valuation allowance as follows:

Deferred tax asset	$ 309,000
Valuation allowance	(309,000)
Net	$ -

9.

Related Parties

An affiliate of the Company, an entity owned by the Company’s President, has been funding operations of the Company by making payments directly to third parties or advancing monies to the Company.  These advances bear no interest and are payable on demand.  Amounts due to the affiliate, including advances and loans, at September 30, 2012 and December 31, 2011 are approximately $136,500 and $117,900, respectively.

The Company periodically rents a recreational vehicle from an affiliate of the Company, an entity owned by the Company’s President, which is utilized for advertising and promotional events.  The Company is charged $1,729 for each month of use and is payable in arrears.  For the three and nine months ended September 30, 2012, the Company recorded expense of $1,729 and $10,404, respectively.  No amounts were expensed during 2011 nor due at December 31, 2011.

The Company entered into a loan agreement with an affiliate, an entity owned by the Company’s President.  Refer to Note 4.

10.     Recent Accounting Pronouncements

On January 1, 2012, the Company adopted Accounting Standards Update 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (ASU 2011-05) which requires presentation of the components of net income and other comprehensive income either as one continuous statement or as two consecutive statements and eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The standard does not change the items that must be reported in other comprehensive income, how such items are measured or when they must be reclassified to net income. The adoption of this guidance did not have any impact on the Company’s condensed consolidated financial statements.

On January 1, 2012, the Company adopted Accounting Standards Update 2011-04 Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (“ASU No. 2011-04”).  In May 2011, the FASB issued an amendment to the accounting guidance for fair value measurement and disclosure.  ASU No. 2011-04 provides a uniform framework for fair value measurements and related disclosures between GAAP and International Financial Reporting Standards (“IFRS”) and requires additional disclosures, including: (i) quantitative information about unobservable inputs used, a description of the valuation processes used, and a qualitative discussion about the sensitivity of the measurements to changes in the unobservable inputs, for Level 3 fair value measurements; (ii) fair value of financial instruments not measured at fair value but for which disclosure of fair value is required, based on their levels in the fair value hierarchy; and (iii) transfers between Level 1 and Level 2 of the fair value hierarchy.  ASU No. 2011-04 is effective for interim and annual periods beginning on or after December 15, 2011.  The adoption of this update on January 1, 2012 is not expected to have a material impact on the Company’s condensed consolidated financial statements.

11.

Subsequent Events

Pursuant to Accounting Standards Codification 855-10, the Company has evaluated all events or transactions that have occurred from October 1, 2012 through the filing with the SEC.  The Company did not have any material recognizable subsequent events during this period.

PROSPECTUS

TECHNOLOGY APPLICATIONS INTERNATIONAL CORPORATION

18851 N.E. 29th Avenue, Suite 700

Adventura, Florida, 33180

$20,978,000

3,000,000 Units Offered by the Company;

13,478,000 Shares of Common Stock Offered by the Selling Shareholders

No Minimum

DEALER PROSPECTUS DELIVERY OBLIGATION

Until _______________, 20___, all dealers that effect transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

December __, 2012

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other expenses of issuance and distribution.

Expenses incurred or expected relating to this Prospectus and distribution are as follows:

SEC Fee	$ 2404.08
Legal and Professional Fees	$ 20,000
Accounting and auditing	$ 45,000
EDGAR Fees	$ 1,000
Transfer Agent fees	$ 1,000
Misc and Bank Charges	$ 3,000
TOTAL	$ 72,404.08

Item 14.   Indemnification of directors and officers.

Our Bylaws, as amended, provide to the fullest extent permitted by Florida law that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

The Florida Business Corporation Act provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.   Recent sales of unregistered securities.

Set forth below is information regarding the issuance and sales of securities without registration since inception.  No such sales involved the use of an underwriter; no advertising or public solicitation was involved; the securities bear a restrictive legend; and no commissions were paid in connection with the sale of any securities.

On August 26, 2010, the Company issued, 100,000 shares of its common stock, par value $0.001, in exchange for the purchase of a semi-trailer mountable mobile electron beam accelerator unit contained therein (collectively, the “e-beam”) from High Voltage Environmental Applications, a Florida corporation (“HVEA”).

On October 20, 2011, the Company issued 101,800,000 shares of its Common Stock, par value $0.001 per share, to a related party, in a private placement transaction, which involved the exchange of indebtedness in the amount of $101,800 owed by the Company to the related party, as purchase price consideration for such shares, or a purchase price of $0.001 per share.

On October 28, 2011, the Company issued 5,727,000 shares of its Common Stock, par value $0.001 per share, to a consultant, in a private placement transaction, which involved the exchange of services in the amount of $5,727 provided to the Company by the consultant, as purchase price consideration for such shares, or a purchase price of $0.001 per share.

On November 8, 2011, the Company issued 5,591,000 shares of its Common Stock, par value $0.001 per share, to a consultant, in a private placement transaction, which involved the exchange of services in the amount of $5,591 provided to the Company by the consultant, as purchase price consideration for such shares, or a purchase price of $0.001 per share.

Between November 1, 2011 and December 31, 2011, the company entered into subscription agreements with certain investors whereby it sold an aggregate of 236 private placement units with each unit consisting of 1,000 shares of common stock (236,000 shares) priced at $.50 per share and one Class A Warrant to purchase 1,000 shares of common stock with an exercise price of $1.00 per share for a total of one hundred eighteen thousand ($118,000) dollars.  The warrants expire on the earlier of (i) 180 days after the common stock commences quotation on the OTC Bulletin Board or (ii) one year after the date of issuance.

Between January 1, 2012 and June 30, 2012, the company entered into subscription agreements with certain investors whereby it sold an aggregate of 794 private placement units with each unit consisting of 1,000 shares of common stock (794,000 shares) priced at $.50 per share and one Class A Warrant to purchase 1,000 shares of common stock with an exercise price of $1.00 per share for a total of three hundred ninety seven thousand ($397,000) dollars.  The warrants expire on the earlier of (i) 180 days after the common stock commences quotation on the OTC Bulletin Board or (ii) one year after the date of issuance.

During March 2012, the Company converted a $100,000 deposit into a convertible debenture.  The convertible debenture bears interest at a rate of five-percent (5%) per annum and is payable March 27, 2014.  At the Holder’s option, principle and unpaid accrued interest shall be convertible into common stock at a rate of $0.50 per share.  In addition to the common stock, the Holder shall receive warrants to purchase an equal number of shares of common stock exercisable at $1.00 per share at the earlier of 180 days after the common stock commences quotation on the OTC Bulletin Board or March 21, 2013.

On September 26, 2012, the Company issued a $100,000 convertible debenture.  The convertible debenture bears interest at a rate of five-percent (5%) per annum and is payable September 21, 2013.  At the Holder’s option, principle and unpaid accrued interest shall be convertible into common stock at a rate of $0.50 per share.  In addition to the common stock, the Holder shall receive warrants to purchase an equal number of shares of common stock exercisable at $1.00 per share at the earlier of 180 days after the common stock commences quotation on the OTC Bulletin Board or September 26, 2013.

Other than as previously disclosed, none.

Item 16.   Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit
Number	Description of Exhibit	Filing

3.1	Articles of Incorporation	Filed with the SEC on January 19, 2010 as part of the Company’s Registration of Securities on Form 10-12G.
3.1(a)	Restated Articles of Incorporation	Filed with the SEC on April 18, 2011 as part of the Company’s Current Report on Form 8-K.
3.2	Bylaws	Filed with the SEC on January 19, 2010 as part of the Company’s Registration of Securities on Form 10-12G.
3.2(a)	Amended Bylaws	Filed with the SEC on April 18, 2011 as part of the Company’s Current Report on Form 8-K.
5.1	Opinion of the Law Office of Andrew Coldicutt	Filed herewith.
10.1	Lease between Brickell Bay Tower Ltd., Inc. and Raj Ventures, Inc. dated October 18, 2010	Filed with the SEC on March 28, 2010 as part of the Company’s Annual Report on Form 10-K.
10.2	Share Purchase Agreement by and among Raj Ventures, Inc., Willowhuasca Wellness, Inc., and Raj Ventures Funding, Inc., dated April 12, 2010	Filed with the SEC on April 12, 2010 as part of the Company’s Current Report on Form 8-K.
10.3	Bill of Sale and Assignment between Raj Ventures, Inc., and High Voltage Environmental Applications, Inc., dated as of August 26, 2010	Filed with the SEC on September 1, 2010 as part of the Company’s Current Report on Form 8-K.
10.4	Promissory Note between the Company and Joe-Val, Inc., dated March 27, 2012	Filed with the SEC on March 27, 2012 as part of the Company’s Current Report on Form 8-K.
10.5	Promissory Note between the Company and Coast To Coast Equity Group, Inc., dated June 25, 2012	Filed with the SEC on August 20, 2012 as part of the Company’s Quarterly Report on Form 10-Q
10.6	Convertible debenture between the Company and Shane Case, dated September 26, 2012	Filed with the SEC on November 19, 2012 as part of the Company’s Quarterly Report on Form 10-Q
10.7	Distribution Agreement between Regenetech, Inc. and Renuéll Int’l, Inc., dated December 29, 2011 and Amended on December 13, 2012.	Filed herewith.
10.8	Form of Subscription Agreement	Filed with the SEC on November 29, 2012 as part of the Company’s S-1/A.
10.9	Consulting Agreement between the Company and John Stickler	Filed herewith
21.1	List of Subsidiaries	Filed with the SEC on April 16, 2012 as part of the Company’s Annual Report on Form 10-K
23.1	Auditor Consent	Filed herewith
23.2	Consent of the Law Office of Andrew Coldicutt (included in Exhibit 5.01)	Filed herewith

(b) None

Item 17.

Undertakings.

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(C) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(D) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

(i) that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on December 27, 2012.

Technology Applications International Corporation

(Registrant)

By: /s/ Charles J. Scimeca

Charles J. Scimeca,

Its: President, (Principal Executive Officer)

Chief Financial Officer (Principal Financial Officer)

Principal Accounting Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Charles J. Scimeca

Chief Executive Officer

December 27, 2012

Charles J. Scimeca

Title

Date

/s/ Charles J. Scimeca

Principal Financial Officer

December 27, 2012

Charles J. Scimeca

Title

Date

/s/ Charles J. Scimeca

Principal Accounting Officer

December 27, 2012

Charles J. Scimeca

Title

Date

/s/ Charles J. Scimeca

Director

December 27, 2012

Charles J. Scimeca

Title

Date

/s/ John Stickler

Director

December 27, 2012

John Stickler

Title

Date